UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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NATIONAL CINEMEDIA, INC.
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2021
PROXY STATEMENT
NATIONAL CINEMEDIA, INC

Notice
2021 Annual Meeting of Stockholders
You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of National CineMedia, Inc. The close of business on March 8, 2021 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof. Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive in the enclosed proxy statement and proxy card, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Meeting Date:	May 5, 2021
Meeting Time:	9:00 a.m. Mountain Time
Location:	NCM Headquarters at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111
Record Date:	March 8, 2021
Annual Meeting Business:
We have electronically disseminated our Annual Meeting materials by using the "Notice and Access" method approved by the Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. The proxy statement and Annual Report for the fiscal year ended December 31, 2020 are available at www.edocumentview.com/ncmi. At the Annual Meeting, you will be asked to consider the following:

Proposal		Board Recommendation
1	To elect the nine nominees named in the accompanying proxy statement, each to serve a one-year term and until their respective successors are duly elected or qualified;	☑	FOR each director nominee
2	To approve, on an advisory basis, our executive compensation;	☑	FOR
3	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 30, 2021; and	☑	FOR
4	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.
Please note that brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Centennial, Colorado	Sarah Kinnick Hilty
March 26, 2021	Executive Vice President, General Counsel and Secretary

We are monitoring public health and travel safety concerns relating to COVID-19. If we determine that a change in the date, time or location of the Annual Meeting or a change to a virtual meeting format is advisable or required, we will announce such changes through a press release and additional proxy materials filed with the Securities and Exchange Commission, and on our Investor Relations page at https://investors.ncm.com. Please check this website in advance of the meeting date if you are planning to attend in person, and we encourage you to vote your shares prior to the Annual Meeting.

PROXY SUMMARY
This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage stockholders to read the entire Proxy Statement and our 2020 Annual Report before voting their shares. The accompanying proxy is solicited by the board of directors (“Board of Directors” or “Board”) of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.” or the “Company”), for use at the 2020 Annual Meeting of Stockholders at the time and place shown below. Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”).

2021 Annual Meeting of Stockholders
Date and Time		Location		Record Date	Mailing Date
May 5, 2021 9:00 am MT		6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111		March 8, 2021	On or about March 26, 2021

Meeting Agenda and Board Recommendations
Proposals for your vote				Board Voting Recommendation	Required Vote		Page Reference
Proposal 1: Election of Directors				FOR each nominee	Plurality of votes cast		7
Proposal 2: To approve, on an advisory basis, our executive compensation				FOR	Majority of votes present and entitled to vote		40
Proposal 3: To ratify the appointment of Deloitte & Touche LLP as our independent auditors				FOR			41

Director Nominees
Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
Mark B. Segall	58	2018***	Yes	Founder and Managing Director of Kidron Corporate Advisors LLC	●	●	●
David E. Glazek	43	2019	Yes	Partner at Standard General and Portfolio Manager of the Standard General Special Situations Fund		●	Chair
Lawrence A. Goodman	66	2007	Yes	Former President of Sales and Marketing of CNN	●	●
Kurt C. Hall	61	2007-2016; 2019	Yes	Former President and CEO of NCM, Inc. and Former Chairman of the NCM, Inc. Board	**	**
Juliana F. Hill	52	2020	Yes	Former Senior Vice President of Liquidity and Asset Management of iHeartMedia, Inc.	Chair
Thomas F. Lesinski	61	2014	No	CEO of NCM, Inc.
Donna Reisman	58	2019	Yes	President of Ad Sales and Marketing for Univision		Chair	●
Renana Teperberg	43	2018	No	Chief Commercial Officer and member of the Board of Directors of Cineworld Group, plc
Mark Zoradi	67	2021	No	CEO and member of the Board of Directors of Cinemark Holdings, Inc.
* A = Audit Committee, C = Compensation Committee, NG = Nominating and Governance Committee ** Committee member since February 3, 2021 *** Chairman of the Board since August 2, 2019

PROXY SUMMARY (CONTINUED)
CORPORATE GOVERNANCE HIGHLIGHTS
NCM demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our stockholders. Highlights of our corporate governance practices are summarized below.
Accountability:
w	Following declassification of our Board of Directors in 2018, all directors now stand for election annually.
w	Directors are elected by a plurality of votes cast, subject to our director resignation policy. If a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration.
w	All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy.
Independence:
w	6 of 9 director nominees are independent with all of the non-independent directors serving as designees of our founding members or as our CEO.
w	Board committees are comprised solely of independent directors.
w	Independent directors regularly meet in private without management.
Board Practices:
w	Board of Directors and each Board committee conducts an annual self-assessment. An external evaluator will assist with such self-evaluation at least once every three years.
Leadership Structure:
w	Separate Chairman and Chief Executive Officer leadership structure to maintain independence between Board oversight and operating decisions of the Company.
Stock Ownership Requirements:
w
Executive and director stock ownership requirements must be met within five years of appointment, as follows:
- CEO: Lesser of three times base salary or 140,000 shares.
- President and Executive Vice Presidents: Lesser of base salary or 20,000 shares.
- Non-employee directors: Lesser of three times annual Board cash retainer or 8,000 shares.

w	As of March 8, 2021, all executive officers and directors meeting the tenure requirement were in compliance with the share ownership guidelines.
Key Corporate Governance Changes:
w	In August 2020, the Board of Directors elected Juliana F. Hill as a member of the Board. Ms. Hill was appointed to fill the vacancy created by the unexpected death of Mr. David R. Haas on March 28, 2020.
w	In March 2021, the Board of Directors elected Mark Zoradi as a member of the Board. Mr. Zoradi was designated by Cinemark pursuant to the Director Designation Agreement to fill the vacancy created by the resignation of Lee Roy Mitchell.

NATIONAL CINEMEDIA, INC.
PROXY STATEMENT FOR THE
2021 ANNUAL MEETING OF STOCKHOLDERS
May 5, 2021
9:00 a.m., Mountain Time
General Information

Why am I receiving these proxy materials?

You received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting. By giving your proxy, you authorize persons selected by the Board to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received before the Annual Meeting will be voted in accordance with the stockholder's specific voting instructions.
We are electronically disseminating our Annual Meeting materials by using the "Notice and Access" method approved by the Securities and Exchange Commission. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as how to receive paper copies if preferred. Our proxy materials are also available on the Internet at www.edocumentview.com/ncmi. We will hold the Annual Meeting at our offices located at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, on May 5, 2021 at 9:00 a.m., Mountain Time.

What specific proposals will be considered and acted upon at NCM, Inc.’s Annual Meeting?

The specific proposals to be considered and acted upon at the Annual Meeting are:
Proposal No. 1 — To elect nine directors, each to serve a one-year term and until his or her respective successor is duly elected or qualified;
Proposal No. 2 — To approve, on an advisory basis, the compensation of our named executive officers; and
Proposal No. 3 — To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 30, 2021.
Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournments or postponements thereof, it is intended that the proxies will be voted in the discretion of the proxy holders.

What is included in the proxy materials?

The proxy materials include the Company’s Notice of Annual Meeting of Stockholders, proxy statement and the Annual Report for the fiscal year ended December 31, 2020, which includes our audited consolidated financial statements.

What do I need to bring with me to attend the Annual Meeting?

If you are a stockholder of record of shares of our common stock, please bring photo identification with you. If you are a beneficial owner of shares of our common stock held in “street name,” please bring photo identification and the “legal proxy,” which is described below under the question “If I am a beneficial owner of shares held in ‘street name,’ how do I vote?”, or other evidence of stock ownership (e.g., most recent account statement) with you. If you do not provide photo identification or if applicable, evidence of stock ownership, you will not be admitted to the Annual Meeting.

Who can vote at the Annual Meeting?

Our Board of Directors has fixed the close of business on March 8, 2021 as the record date. We had 79,349,155 shares of our common stock outstanding as of the close of business on the record date, including unvested restricted common stock with voting rights.

How many votes am I entitled per share of common stock?

Holders of our common stock are entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding NCM, Inc.’s shares of common stock as a stockholder of record and a beneficial owner?

Most of our stockholders hold their shares of our common stock as a beneficial owner through a broker, bank or other nominee in “street name” rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in “street name.”
Stockholder of Record: If your shares of our common stock are registered directly in your name, you are considered the stockholder of record with respect to those shares, and we delivered these proxy materials directly to you. As the stockholder of record, you have the right to vote your shares in person or by proxy at the Annual Meeting.
Beneficial Owner: If your shares of our common stock are held in an account with a broker, bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the broker, bank or other nominee holding your shares on your behalf delivered these proxy materials to you. The nominee holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares being held by them.

If I am a stockholder of record of NCM, Inc. shares, how do I vote?

Voting by Internet. You can vote through the Internet by following the instructions provided in the proxy card that you received. Go to www.edocumentview.com/ncmi, follow the instructions on the screen to log in, make your selections as instructed and vote.

Voting by Mail. You can vote by mail by completing, dating, signing and returning the proxy card in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the proxy card that you received.
Voting in Person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you also to vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If I am a beneficial owner of shares held in “street name,” how do I vote?

Voting by Internet. You can vote over the Internet by following the instructions provided in the voting instruction form provided to you by your broker, bank or other nominee.
Voting by Mail. You can vote by mail by completing, dating, signing and returning the voting instruction form in the postage-paid envelope (to which no postage need be affixed if mailed in the United States) accompanying the voting instruction form that you received.
Voting in Person. If you plan to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” giving you the right to vote the shares at the Annual Meeting from the broker, bank or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet or mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I submit a proxy but I do not give specific voting instructions?

Stockholder of Record: If you are a stockholder of record of shares of our common stock, and if you indicate when voting through the Internet that you wish to vote as recommended by our Board of Directors, or if you sign and return a proxy without giving specific voting instructions, then the proxy holders designated by our Board of Directors, Thomas Lesinski and Sarah Hilty, who are officers of the Company, will vote your shares FOR the nine director nominees; FOR advisory approval of the Company’s executive compensation; and FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for our 2021 fiscal year, all as recommended by our Board of Directors and as presented in this proxy statement.

Beneficial Owner: If you are a beneficial owner of shares of our common stock held in “street name” and do not present the broker, bank or other nominee that holds your shares with specific voting instructions, then the nominee may generally vote your shares on “routine” proposals but cannot vote on your behalf for “non-routine” proposals under the rules of various securities exchanges. If you do not provide specific voting instructions to the nominee that holds your shares with respect to a non-routine proposal, the nominee will not have the authority to vote your shares on that proposal. When a broker indicates on a proxy that it does not have authority to vote shares on a particular proposal, the missing votes are referred to as “broker non-votes.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2021 (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory approval of the Company’s executive compensation (Proposal No. 2) are matters considered non-routine under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1 and 2. A broker non-vote will have no effect on Proposal Nos. 1 and 2.

What is the quorum requirement for the Annual Meeting?

A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote on the record date must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. We will count your shares for purposes of determining whether there is a quorum if you are present in person at the Annual Meeting, if you have voted through the Internet, if you have voted by properly submitting a proxy card, or if the nominee holding your shares submits a proxy card. We will also count broker non-votes for the purpose of determining if there is a quorum.

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, each director will be elected by a plurality of the votes cast. This means that the nine director nominees who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as directors. You are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

Approval of Proposal No. 2, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.
Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote that are present in person or represented by proxy at the Annual Meeting.
The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by our stockholders.
Standard General L.P. which holds 19.4 million shares or 24.5% of our outstanding common stock as of the close of business on the record date, has agreed to vote the shares of our common stock that it beneficially owns in favor of each nominee for director in Proposal No. 1 and in favor of Proposal No. 3 as required by the terms of the letter agreement between the Company and Standard General dated June 1, 2018.

How are abstentions treated?

Abstentions will be counted as present for the purposes of determining whether a quorum is present at the Annual Meeting. A vote withheld for a nominee in the election of directors (Proposal No. 1) will have no effect on the election of the director nominee, although if a director who is not designated pursuant to contractual rights is elected by a plurality of votes cast but fails to receive a majority of votes cast, the director must tender his or her resignation to the Board for its consideration. For purposes of determining whether any of the other proposals have received the requisite vote, if a stockholder abstains from voting, it will have the same effect as a vote against such proposal.

Can I change my vote or revoke my proxy after I have voted?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation. You can also change your vote by voting through one of the methods described above or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

Who is paying for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson as our proxy solicitor and we will pay Georgeson approximately $7,500, plus expenses. Proxies may be solicited by our regular employees, without additional compensation, in person or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

What are the voting recommendations of our Board of Directors?

Our Board of Directors recommends a vote FOR each of Proposal Nos. 1, 2 and 3. Specifically, our Board of Directors recommends a vote:
FOR the election of each of David E. Glazek, Lawrence A. Goodman, Kurt C. Hall, Juliana F. Hill, Thomas F. Lesinski, Donna Reisman, Mark B. Segall, Renana Teperberg and Mark Zoradi to our Board of Directors;
FOR the advisory approval of the Company’s executive compensation; and
FOR the ratification of the selection of Deloitte & Touche LLP as our independent accountants for fiscal year 2021.

Where can I find the Company’s Annual Report?

Our 2020 Annual Report on Form 10-K, including the audited consolidated financial statements as of and for the year ended December 31, 2020, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Investor Relations, or at telephone number (303) 792-3600 or (800) 844-0935. You may also view the Annual Report at http://www.ncm.com at the Investor Relations link.

What is “householding” and how does it affect me?

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Investor Relations, or by telephone at (303) 792-3600 or (800) 844-0935.
Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Whom should I call if I have questions about the Annual Meeting?

You should call Georgeson, our proxy solicitor, at (866) 203-9357.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Our Board of Directors has nominated the following nine directors for election at the Annual Meeting. Important summary information about the nominees for director is set forth in the table below. Following the table is certain biographical information about each nominee for director, as well as selected information about specific qualifications, attributes, skills and experience that led our Board to conclude that each nominee for director is qualified to serve on our Board.
Board Composition

Nominee	Age	Director Since	Independent	Occupation	Current Committee Membership*
					A	C	NG
Mark B. Segall	58	2018**	Yes	Founder and Managing Director of Kidron Corporate Advisors LLC	●	●	●
David E. Glazek	43	2019	Yes	Partner at Standard General and Portfolio Manager of the Standard General Special Situations Fund		●	Chair
Lawrence A. Goodman	66	2007	Yes	Former President of Sales and Marketing of CNN	●	●
Kurt C. Hall	61	2007-2016; 2019	Yes	Former President and CEO of NCM, Inc. and Former Chairman of the NCM, Inc. Board	***	***
Juliana F. Hill	52	2020	Yes	Former Senior Vice President of Liquidity and Asset Management of iHeartMedia, Inc.	Chair
Thomas F. Lesinski	61	2014	No	CEO of NCM, Inc.
Donna Reisman	58	2019	Yes	President of Ad Sales and Marketing for Univision		Chair	●
Renana Teperberg	43	2018	No	Chief Commercial Officer and member of the Board of Directors of Cineworld Group, plc
Mark Zoradi	67	2021	No	CEO and member of the Board of Directors of Cinemark Holdings, Inc.
* A = Audit Committee, C = Compensation Committee, NG = Nominating and Governance Committee ** Chairman of the Board since August 2, 2019 *** Committee member since February 3, 2021
Our Board values having directors that reflect diverse perspectives, including those based on background and professional expertise that are relevant to the Company’s advertising businesses and gender and ethnicity. In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics, which requires consideration of various factors in compliance with applicable law and stock exchange requirements and taking into account proxy advisory firm guidelines. Our Board continues to make progress in broadening the experience and gender of our director nominees, and currently 33% of our director nominees are female.
Our Board of Directors currently consists of nine directors. Under the director designation agreement dated as of February 13, 2007 (the “Director Designation Agreement”), two of our founding members – Cinemark Holdings, Inc. and Affiliates (“Cinemark”) and Regal Entertainment Group and Affiliates (“Regal”) – are each permitted to appoint or designate up to two persons for nomination to election on our Board of Directors under the terms set forth in the Director Designation Agreement, one of whom must qualify as “independent” as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the Nasdaq Stock Market (“Nasdaq”). See “Certain Relationships and Related Party Transactions – Transactions with Founding Members – Director Designation Agreement.” The designees pursuant to the Director Designation Agreement for Cinemark are Donna Reisman and Mark Zoradi and for Regal are Mark B. Segall and Renana Teperberg.
Under the letter agreement entered into on June 1, 2018 with Standard General L.P. (“Letter Agreement”), Standard General is permitted to appoint or designate up to two persons for nomination to election of our Board of Directors. See “Certain Relationships and Related Party Transactions - Other Transactions – Letter Agreement.” The designees pursuant to the Letter Agreement are David E. Glazek and Kurt C. Hall.
Our Certificate of Incorporation provides that all directors are included within one class and that the number of total directors will not be more than eleven. The number of current director positions is nine pursuant to our Bylaws. Each member serves a one-year term until the next Annual Meeting and until his or her successor is duly elected and qualified.
Business Experience of Nominees
We are soliciting proxies in favor of the election of each nominee identified below. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.
The names of the nominees and other information about them, including their directorships at public companies held at any time during the past five years, if applicable, and their involvement in certain legal proceedings during the past ten years, if applicable, are set forth below. In addition, we have included information about each nominee’s experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company, in light of our business and corporate structure.

Mark B. Segall Non-Employee Chairman Independent Director Director Since: 2018 Age: 58 Committees: Audit Compensation Nominating and Governance
Mr. Segall is the owner and Managing Director of Kidron Corporate Advisors LLC, a New York based mergers and acquisitions corporate advisory boutique founded in 2003, and has been the CEO of Kidron Capital Advisors LLC since 2009. Previously, he served as the Co-Chief Executive Officer of Investec, Inc., an asset management company, from 2001 to 2003, following his role as Investec Inc.’s head of investment banking and general counsel. Prior to that, he was a partner at the law firm of Kramer, Levin, Naftalis & Frankel LLP, specializing in cross-border mergers and acquisitions and capital markets activities. Mr. Segall serves as a director of Bel Fuse, Inc. (2011 to present). In the past five years he has served on other public company boards including: Ronson Europe N.V. (2008 to 2017) and Temco Service Industries, Inc. (2011 to 2016). Mr. Segall also serves on a number of private company boards.

Qualifications: Mr. Segall’s two decades of board leadership experience at both public and private companies, gives him the ability to offer guidance to the Company and its operations.

David E. Glazek Independent Director Director Since: 2019 Age: 43 Committees: Compensation Nominating and Governance - Chair
Mr. Glazek joined Standard General L.P. in 2008, where he is currently a Partner and the Portfolio Manager of the Standard General Special Situations Fund. He is also currently the Chairman of Turning Point Brands, Inc. He was previously a Director of Standard Diversified, Inc., a Director of Donau Carbon USA LLC, and a Director of American Apparel, Inc. Prior to Standard General L.P., he worked at Lazard Frères & Co., where he focused on mergers and acquisitions and corporate restructurings, and the Blackstone Group. He holds a B.A. from the University of Michigan and a J.D. from Columbia Law School.

Qualifications: Mr. Glazek’s extensive Board involvement and experience in financial analysis qualifies him to serve on our Board.

Lawrence A. Goodman Independent Director Director Since: 2007 Age: 66 Committees: Audit Compensation
Mr. Goodman founded Newfound Frontier, LLC, a provider of media and advertising consulting and advisory services, and has served as its Chief Executive Officer since its inception in 2019. Mr. Goodman also founded White Mountain Media, a media consulting company, in July 2004 and served as its president since inception until 2015. From July 2003 to July 2004, Mr. Goodman was retired. From March 1995 to July 2003, Mr. Goodman was the President of Sales and Marketing for CNN, a division of Turner Broadcasting System, Inc. Mr. Goodman also serves on a private company board.

Qualifications:
Mr. Goodman’s extensive background in the media industry allows him to provide media sales and marketing advice to our management and Board. Mr. Goodman brings significant business experience to provide strategies and solutions to resolve the issues addressed by our Board.

Kurt C. Hall Independent Director Director Since: 2019 Age: 61 Committees: Audit Compensation
Mr. Hall previously served as the Company's President, Chief Executive Officer and Chairman from 2007 until his retirement in January 2016, and he held the same positions at NCM LLC from March 2005 until 2007. Prior to this, from May 2002 to May 2005, Mr. Hall served as Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of its media subsidiary and NCM predecessor, Regal CineMedia Corporation. Mr. Hall also serves on the board of a private company.
Previously, Mr. Hall has held various executive positions with United Artist Theatre Company, and its predecessor companies, including Chief Financial Officer and then Chief Executive Officer when it became part of Regal Entertainment Group in 2002.

Qualifications: Mr. Hall's extensive background with the Company and our business allows him to provide sales and management advice to our management and Board.

Juliana F. Hill Director Director Since: 2020 Age: 52 Committees: Audit - Chair
Ms. Hill is the owner of JFH Consulting, which she founded in 2013 to provide financial and strategic advisory services. From 2013 to 2019, Ms. Hill worked at iHeartMedia, Inc., formerly Clear Channel Communications, Inc., as the Senior Vice President of Liquidity and Asset Management, and also led a steering committee for the separation of iHeartMedia's subsidiary, Clear Channel Outdoor Holdings. Prior to this, from 2000 to 2010, she worked as iHeartMedia’s Senior Vice President of Finance.
Previously, Ms. Hill was an associate in US West Communications, Inc.’s executive development program and an audit manager at Ernst & Young LLP.

Qualifications:
Ms. Hill's experience as a financial executive in a media company qualifies her to serve on our Board of Directors and as chairperson of our Audit Committee and to provide guidance to our internal audit function and financial advice to our Board.

Thomas F. Lesinski Chief Executive Officer and Director Director Since: 2014 Age: 61 Committees: None
Mr. Lesinski was appointed the Chief Executive Officer of NCM effective August 2, 2019. Previously, he served as the Chief Executive Officer of Sonar Entertainment, an independent entertainment studio from January 2016 to August 2019 and a member of its Board until February 2020. Mr. Lesinski served as the founder and CEO of Energi Entertainment, a multi-media content production company, from August 2014 until December 2015. From 2013 to 2014, Mr. Lesinski was President of Digital Content and Distribution at Legendary Entertainment, a leading media company dedicated to owning, producing and delivering content to mainstream audiences with a targeted focus on the fandom demographic. Prior to that role, from 2006 to 2013, Mr. Lesinski served as President, Digital Entertainment at Paramount Pictures, a global producer and distributor of filmed entertainment. Mr. Lesinski also served as President of Worldwide Home Entertainment at Paramount Pictures for three years, prior to which, he spent ten years in various leadership positions at Warner Bros. Entertainment and was a Managing Director for an advertising agency.
Mr. Lesinski served as Non-Employee Chairman from August 1, 2018 to August 1, 2019.

Qualifications:
Mr. Lesinski’s experience in home entertainment and digital media gives him the experience to critically review the various business considerations necessary to run a business such as ours and offers a valuable perspective as the media marketplace becomes more competitive, particularly with the growth of online and mobile advertising platforms. Mr. Lesinski's previous experience as a Chief Executive Officer and current role as the Company's Chief Executive Officer provides valuable perspective as a director.

Donna Reisman Independent Director Director Since: 2019 Age: 58 Committees: Compensation - Chair Nominating and Governance
Ms. Reisman, also known as Ms. Speciale, is currently the President of Ad Sales and Marketing for Univision and an Executive Producer with Equal Entertainment. Ms. Reisman was the president of WarnerMedia from 2014 to 2019, where she oversaw advertising revenue for Turner Broadcasting’s domestic television and digital entertainment, news, kids and young adult brands. She previously served as the president of Turner Entertainment and Young Adult Ad Sales from 2012 to 2014. Prior to that role, she was President, Investment & Activation and Agency Operations at MediaVest Worldwide from 2003 to 2012. Ms. Reisman also served on a private company board.

Qualifications: Ms. Reisman’s extensive experience in the media and advertising industry allows her to provide media strategy, sales and marketing advice to the Company's management and Board.

Renana Teperberg Director Director Since: 2018 Age: 43 Committees: None
Ms. Teperberg has served as Chief Commercial Officer of Cineworld Group plc since 2016, Senior Vice President Commercial from 2014 to 2015, and a member of the Cineworld Group plc Board of Directors since 2018. Prior to that time, she served as Head of Programming and Marketing for Cinema City International from 2002 to 2013. On February 28, 2018, Cineworld Group plc acquired the parent corporation of Regal. Ms. Teperberg also serves on several private company boards.

Qualifications:
Ms. Teperberg has extensive experience in the cinema industry which enables her to share with our Board suggestions about how similarly situated companies effectively assess and undertake business considerations and opportunities. As Ms. Teperberg is a Board designee for one of our founding members, she brings to our Board the perspective of a major stakeholder.

Mark Zoradi Director Director Since: 2021 Age: 67 Committees: None
Mr. Zoradi has served as CEO of Cinemark Holdings, Inc. since August 2015. Mr. Zoradi spent
30 years at The Walt Disney Company, a major motion picture studio, including serving as the
President of Walt Disney Studios Motion Picture Group. Prior to that, Mr. Zoradi served in a variety of positions of increasing responsibility with The Walt Disney Company, including as the General Manager of Buena Vista Television and President of Buena Vista International with responsibility for the international theatrical and home entertainment marketing and distribution of Disney, Touchstone and Pixar films. Mr. Zoradi also served as the President and Chief Operating Officer (COO) of Dick Cook Studios from January 2011 until July 2014 and the COO of Dreamworks Animation SKG, Inc. from August 2014 until January 2015.

Qualifications:
Mr. Zoradi has extensive experience in the cinema and film industries, and will bring important insights to our Board regarding our industry. Since Mr. Zoradi is a Board designee for one of our founding members, he brings to our Board the perspective of a major stakeholder.

Vote Required
Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting.
Director Resignation Policy
It is the Company's desire that any director elected to the Board of Directors in an uncontested election shall receive a majority vote of stockholders. As such, in the event of an uncontested election where a nominee not designated pursuant to a contractual right is elected by a plurality but not a majority of votes cast, the director will tender his or her resignation to the Chairman of the Board. The Nominating and Governance Committee will recommend to the Board the action to be taken with respect to the resignation. The Board will decide to accept or reject such resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision within 90 days from the date of certification of the election results. The Nominating and Governance Committee and the Board may consider such factors or other information they deem appropriate and relevant in deciding whether to accept or reject a resignation tendered in accordance with this policy. A director whose resignation is under consideration will abstain from participating in any decision regarding the resignation. If the nominee is designated pursuant to a contractual right, the Company will consult with the designating entity about the possibility of a different candidate at the following year's annual meeting.
Recommendation
Our Board of Directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

Independence of Our Board of Directors
Our Board of Directors has determined that David E. Glazek, Lawrence A. Goodman, Kurt C. Hall, Juliana F. Hill, Donna Reisman and Mark B. Segall, all current directors of the Company, qualify as “independent” directors under the rules promulgated by the SEC under the Exchange Act, and by Nasdaq. There are no family relationships among any of our executive officers, directors or nominees for director. For further detail of related party transactions, refer to “Certain Relationship and Related Party Transactions” located elsewhere in this document.
Company Leadership Structure
Our Board determined to split the roles of Chairman of the Board of Directors and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman sets the agenda for Board meetings and presides over meetings of the full Board in its oversight role. We believe this leadership structure will best serve the objectives of our Board’s oversight of management, our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders, and the Company’s overall corporate governance.
Our Board plans to periodically review the leadership structure to determine whether it continues to best serve the Company and our stockholders.
Board’s Role in Risk Oversight
Our Board as a whole has responsibility for risk oversight, including setting the “tone at the top” regarding the importance of risk management. Our Board reviews information on the Company’s credit, liquidity and operations, as well as reports from management on enterprise risk and committee reports. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. Our Audit Committee is responsible for overseeing the management of financial risks, including cybersecurity risks. Our Nominating and Governance Committee is responsible for overseeing the management of risks associated with board independence and potential conflicts of interests. While each committee is responsible for evaluating and overseeing the management of such risks, the entire Board is regularly informed of each committee’s analysis.
Our named executive officers and other senior executives of NCM LLC provide periodic updates to our Board on the strategic, operational, financial, cybersecurity, compliance and reputational risks facing the Company, which serves to ensure that risk management is a priority within the organization and the Company’s risk oversight is aligned with its strategies.
Compensation Risk Assessment
We do not believe we have compensation practices that are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee reviews the compensation policies and practices for employees, including executive officers. Among other things, our Compensation Committee considers whether the compensation program encourages excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, our Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. Our Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.
Meetings of Our Board of Directors and Standing Committees
Our Board of Directors held eleven meetings during the fiscal year ended December 31, 2020. During our 2020 fiscal year, no incumbent director attended fewer than 75% of the aggregate total number of meetings of our Board of Directors held during the period in which he or she was a director and of the total number of meetings held by all of the committees of our Board of Directors on which he or she served. The Company does not have a formal policy regarding attendance by members of our Board of Directors at the Company’s Annual Meeting but encourages our directors to attend. All of our then eight directors attended our Annual Meeting of Stockholders held on April 28, 2020. The three standing committees of our Board of Directors are our Audit Committee, our Compensation Committee and our Nominating and Governance Committee. Periodically our Board has established a special committee to review significant transactions and other matters.

The following table shows the current membership:
DIRECTOR COMMITTEE MEMBERSHIP

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Board of Directors
David E. Glazek		X	Chair	X
Lawrence A. Goodman	X	X		X
Kurt C. Hall	X	X		X
Juliana F. Hill	Chair			X
Thomas F. Lesinski				X
Donna Reisman		Chair	X	X
Mark B. Segall	X	X	X	Chair
Renana Teperberg				X
Mark Zoradi				X

Audit Committee	Key Responsibilities:
Our Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:
Committee Members	◆	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
Juliana F. Hill, Chair
Lawrence A. Goodman	◆	the independent auditor’s qualifications and independence;
Kurt C. Hall	◆	the performance of our internal audit function and independent auditor; and
Mark B. Segall	◆	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

Number of meetings in 2020:
Our Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters, and overseeing the Company's compliance with applicable laws and regulations, the Company’s Code of Business Conduct and Ethics and insider trading policy and other general risk assessment and management. Our Audit Committee’s responsibilities are set forth in its charter, the current version of which was most recently reviewed by the Committee and approved by our Board in January 2021 in conjunction with the charter's annual review. The current version of the charter is available on our website at www.ncm.com at the Investor Relations link.

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Independence and Financial Literacy

Each of the committee members was determined to be “independent” as required by the rules promulgated by the SEC under the Exchange Act and by Nasdaq. Each of them also meets the financial literacy requirements of Nasdaq. Our Board of Directors has determined that Ms. Hill qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations.

Compensation Committee	Key Responsibilities:
Our Compensation Committee’s purposes, as set forth in its charter, include:

Committee Members	◆ to assist our Board in discharging its responsibilities relating to compensation of our CEO and other executives;
Donna Reisman, Chair
David E. Glazek	◆ to administer our equity incentive plans (other than equity compensation for non-employee directors which is administered by our Board); and
Lawrence A. Goodman
Kurt C. Hall	◆ to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.
Mark B. Segall
Number of meetings in 2020:
Our Compensation Committee’s responsibilities are set forth in its charter, which is reviewed at least annually. The current Compensation Committee charter was most recently reviewed by the Committee and approved by our Board in January 2021. The current version of the charter is available on our website at www.ncm.com at the Investor Relations link.

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Independence

Each member was determined to be “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by Nasdaq, and each also qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Use of Consultants

Our Compensation Committee engaged FW Cook, a nationally recognized consulting firm, to assess the competitiveness of 2020 compensation for the executive officers and provide independent advice and recommendations to our Compensation Committee regarding executive compensation and review of the 2021 proxy statement. Prior to retaining FW Cook, our Compensation Committee reviewed its independence as contemplated by the committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that FW Cook is independent from the Company, our Compensation Committee and our executive officers.

Nominating and Governance Committee	Key Responsibilities:
Our Nominating and Governance Committee’s purposes, as set forth in its charter, include:

Committee Members	◆ to identify individuals qualified to become Board members, and to recommend director nominees to our Board;
David E. Glazek, Chair
Donna Reisman	◆ to oversee the evaluation of our Board and its committees, including the use of an external evaluator at least once every three years; and
Mark B. Segall
◆ to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to our Board such changes as it may deem appropriate.

Number of meetings in 2020:
Our Nominating and Governance Committee’s responsibilities are set forth in its charter, which was most recently reviewed by the Committee and approved by our Board in January 2021. The current version of the charter as well as our Corporate Governance Guidelines are available on our website at www.ncm.com at the Investor Relations link.

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Independence
Each of the members of our Nominating and Governance Committee was determined to be independent in accordance with Nasdaq rules and relevant federal securities laws and regulations.
Nomination of Candidates and Other Responsibilities

Our Nominating and Governance Committee identifies individuals qualified to become Board members, other than the director candidates designated by our founding members or by Standard General pursuant to the Letter Agreement, and recommends director nominees to our Board for each annual meeting of stockholders or in connection with filling a vacancy on our Board between annual meetings. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the overall composition of our Board of Directors and its committees. Our Nominating and Governance Committee recommends to our Board of Directors the terms of our Corporate Governance Guidelines. Our Nominating and Governance Committee reviews such guidelines and the provisions of our Nominating and Governance Committee charter on a regular basis to confirm that such guidelines and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. Our Nominating and Governance Committee also monitors our Board of Directors and our compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our Board of Directors in its annual review of our Board of Directors and its committees.

Nomination of Directors. The nominees for election to our Board of Directors at the 2021 Annual Meeting were formally nominated by our Nominating and Governance Committee and were approved by our Board of Directors on January 20, 2021, other than Mr. Zoradi, who was separately approved in March 2021. All the nominees are current directors. In order to fill the vacancy created by the unexpected passing of David R. Haas in March of 2020, the Board of Directors conducted a search to identify a new director. Many potential candidates were reviewed by the Nominating and Governance Committee and finalists were presented to the Board of Directors, from which Juliana F. Hill was ultimately selected. Ms. Hill was originally recommended for consideration by a security holder.
In March 2021, Lee Roy Mitchell, a former director designated by Cinemark, resigned as a member of our Board. To fill the vacancy Cinemark designated Mr. Zoradi as Mr. Mitchell’s replacement pursuant to the Director Designation Agreement and in March 2021, the Company’s Board of Directors elected Mr. Zoradi as a director following a review by the Nominating and Governance Committee.
As the need to fill vacancies arises in the future, our Nominating and Governance Committee will seek individuals qualified to become Board members for recommendation to our Board. Our Nominating and Governance Committee would consider potential director candidates recommended by stockholders and use the same criteria for screening all candidates, regardless of who proposed such candidates. See “Stockholder Communications” below for information on how our stockholders may communicate with our Board of Directors. See “Proposals of Stockholders” below for further information on making director nominations.

Our Nominating and Governance Committee and Board of Directors consider whether candidates for nomination to our Board of Directors possess the following qualifications, among others:

(a)the highest level of personal and professional ethics, integrity, and values;
(b)expertise that is useful to us and is complementary to the background and expertise of the other members of our Board of Directors;
(c)a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on our Board of Directors;
(d)a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations; and
(e)a dedication to the representation of the best interests of all our stockholders.

Diversity of Directors. In considering whether to recommend any candidate for inclusion in the slate of director nominees, our Nominating and Governance Committee complies with the Company’s Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics. In addition to considering the qualifications listed above, the Committee seeks nominees that will complement the existing members and provide diversity of background, professional expertise, gender and ethnicity and that will be in compliance with applicable law and stock exchange requirements and taking into account proxy advisory firm guidelines. Our Nominating and Governance Committee periodically reviews and assesses its evaluation process for considering nominee directors.
STOCKHOLDER COMMUNICATIONS
Our Board of Directors provides a process for stockholders to send communications to our Board. Information on communicating directly with our Board of Directors is available on our website at the Investor Relations link, under the Corporate Governance section or http://investor.ncm.com/corporate-governance/contact-the-board.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) explains the executive compensation program for the following individuals, who are referred to as the “Named Executive Officers” or “NEOs”.

•Thomas F. Lesinski – Chief Executive Officer and Interim Principal Financial Officer
•Clifford E. Marks – President
•Scott D. Felenstein – Executive Vice President and Chief Revenue Officer
The Company’s former Chief Financial Officer, Katherine L. Scherping, retired in March 2020. The Company’s search for a replacement CFO was impacted by the COVID-19 pandemic, and Mr. Lesinski has served as the Company’s interim principal financial officer since Ms. Scherping’s retirement.
Executive Summary
We are the managing member of National CineMedia, LLC (NCM) and own 48% of NCM. NCM is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with the power of movies and engage movie fans anytime and anywhere. NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,400 screens in over 1,650 theaters.
The COVID-19 Pandemic
The COVID-19 pandemic disrupted our industry in ways that were unimaginable at the beginning of 2020. After ending 2019 with record national advertising revenue performance and the highest fourth quarter ad revenue in our Company's history, we started 2020 with great momentum. But in March 2020, as the pandemic progressed, government efforts to slow and control the spread of COVID-19 led to a sudden and significant decline in economic activity that had a major impact on our business and resulted in forced closures of movie theaters and other nonessential businesses.
Beginning in mid-March 2020, each of the Company’s founding members and all of its network affiliates announced that their theaters would be temporarily closed to address the COVID-19 pandemic and almost all of the theaters within the Company’s network remained closed until late August 2020. The Company generated no in-theater advertising revenue for the period that the theaters were closed. On September 4, 2020, the Company resumed advertising within the theaters that were open in its network, however, in-theater advertising revenue continued to be adversely impacted as attendance remained restricted by government mandated patron capacity limitations, a continued lack of new major motion picture releases and the movie audience’s unwillingness to return to the movie theaters during the COVID-19 pandemic. In October 2020, Regal announced the re-closure of its theaters in the United States. As of December 31, 2020, only 40.5% of the theaters within the Company’s network were open, the vast majority with restricted operating schedules.
2020 Key Business Highlights
The COVID-19 disruption to the Company's operations resulted in an 79.7% decrease in total revenue for the year ended December 31, 2020 to $90.4 million from $444.8 million for the comparable prior year period. The majority of the revenue earned during the year ended December 31, 2020, $64.7 million, was earned in the first quarter of 2020. Operating income decreased from operating income of $161.3 million in 2019 to operating loss of $61.0 million in 2020. Net income decreased from net income of $36.1 million in 2019 to net loss of $65.4 million in 2020.
Despite these unprecedented challenges, management successfully undertook major initiatives to drive the business forward and preserve our liquidity during 2020:
•Preserved cash to ensure sufficient liquidity to endure the impacts of the COVID-19 pandemic, even if prolonged. In addition to the employee and director compensation reductions discussed below, as of the filing date, almost 20% of our current headcount is on furlough, over 20% of our current headcount is on reduced pay and schedules of 50%-60% and almost all remaining employees are at salary reductions of up to 20%. Further, since the start of the COVID-19 Pandemic we have permanently reduced our total headcount by over 20% from pre-COVID-19 Pandemic headcount levels. We have also suspended non-essential operating expenditures, terminated or deferred certain non-essential capital expenditures, and worked with its vendors and other business partners to manage, defer, and/or abate certain costs during the disruptions caused by the COVID-19 pandemic. Our sales organization worked with customers and agencies to ensure timely payment of our outstanding accounts receivable balances resulting in the collection of substantially all of our trade accounts receivable balance as of March 26, 2020 of $112.3 million by September 24, 2020.

•Prioritized the health and safety of our employees, including paying for 100% of medical insurance premiums for employees that were furloughed and adding 100% coverage of COVID-19 related costs to our health insurance plan with no out of pocket to employees in 2020. Additionally, we have allowed all employees that are able to work from home and instituted strict social distancing, including reduced office capacity, symptom and temperature checks upon signing in and cleaning protocols for employees that worked in any of our offices that were open in accordance with applicable legal requirements.
•Negotiated two amendments to NCM LLC's Credit Agreement, the latest of which raised additional financing of $50 million with certain of our term loan lenders, and also allowed for the waiver of any non-compliance with the financial covenant for minimum leverage ratios through the second quarter of 2022, and a temporary increase of the minimum leverage ratios during the third quarter of 2022, allowing the Company to weather the period of time its operations and cash flows are expected to be disrupted by COVID-19.
•Implemented a new planning, proposal and inventory tracking system in January of 2021. The new system is expected to improve the quality of our in-theater advertising product and increase the efficiency of inventory placement by reducing lead times and making it easier for advertisers to buy our product. The system also replaced many of our internally developed systems and is expected to reduce our operating overhead by approximately $1.2 million per year from 2019 levels, which had already incorporated changes made since 2018 in anticipation of the implementation amounting to annual overhead savings of approximately $6.8 million.
•Created NCM’s new Digital Out-of-Home (DOOH) group to further unite brands with the power of movies by extending movie-centric Noovie entertainment content, trivia, and advertising beyond movie theaters to a variety of complementary venues, including restaurants, retail locations, and office and residential buildings. The Company entered into agreements with Coinstar, Captivate, Ziosk and ATM.TV to sell DOOH media inventory on a national, regional, local, and programmatic level on their respective properties.
•Advanced negotiations with Harkins Theaters, a significant, new network affiliate, which was completed and announced in the first quarter of 2021, increasing our network by approximately 500 screens and 33 theaters beginning in May 2021 through December 2037.
•Increased the number of our affiliates displaying our post-showtime inventory and began work on changes to improve our Noovie pre-show program.
•Launched Noovie Trivia, a new app, that now unites all of our popular movie trivia games into one place, including Name That Movie, Noovie Shuffle, and Noovie Motion Picks, and improved Noovie.com by adding industry leading web page and content loading times, content distribution and syndication capabilities and a performance and viewability enhancing redesign. The Company's expanded access to movie audiences through its digital products and infrastructure enabled year over year growth in digital advertising revenues despite the impact of the COVID-19 pandemic.
•Increased the number of first- and second-party data sets to 171 million as of December 31, 2020, building our data-driven business in order to meet the needs of today’s modern video advertising marketplace.
•Actively maintained key agency and brand partner relationships by conducting hundreds of personalized video meetings to explain the Company’s situation and the actions being taken to ensure the theaters were as safe as possible for customers. The Company’s ad sales organization worked to preserve as many advertising dollars as possible by shifting commitments to later years and converting on-screen commitments to digital revenue in 2020.
Impact of COVID-19 on the Company's 2020 Compensation Program
Our compensation program is grounded in a pay-for-performance philosophy and designed with equity and cash incentive as a significant component of compensation. In addition, as previously disclosed, a key purpose of executive compensation is to attract, retain, motivate and reward talented executives. However, the severe and continuing effects of the COVID-19 pandemic have dramatically impacted the Company’s financial performance and the price of the Company’s common stock for reasons unrelated to the performance by our management and employees in managing the Company’s business and preserving shareholder value during the COVID-19 pandemic. The Company’s financial performance and the significant decline in its common stock price reflect, among other things, the closure of a significant portion of the theaters in the Company’s network and the resulting cessation of substantially all the Company’s revenue generating activities for significant periods, in compliance with local, state and federal governmental restrictions; significantly reduced attendance levels as theaters have reopened; delays of almost all major new film releases and releases directly to the home video and streaming channel; and the resulting impact on the Company’s liquidity.
To address the disruption caused by the pandemic, we took the following actions with respect to the Company’s 2020 compensation program for our NEOs:
•Base Salary. Our Board and senior executives acted swiftly to help the Company conserve cash and maintain liquidity. For the period of mid-April through December 31, 2020, our NEOs took a 20% salary reduction.

•Annual Cash Incentive. Our targets for the 2020 annual bonus plan were established in February 2020, prior to the onset of the COVID-19 pandemic. Given the magnitude of the disruption to our business, we did not achieve the performance threshold necessary to achieve a payout. Accordingly, our NEOs did not earn a 2020 annual cash incentive. Given the achievements accomplished during the year ended December 31, 2020 as outlined above, the Compensation Committee awarded a discretionary bonus of $10,000 to each member of the executive leadership team to recognize their contributions to the Company which was paid in December 2020.
As a result of these actions, overall cash compensation to our NEOs was reduced by 49-56% compared to 2019. In light of the fact that the 2020 operating results were due to factors outside the control of management, the extraordinary efforts of management to position the Company in the best possible position to survive during the theater shutdowns and reduced attendance caused by the COVID-19 pandemic, the initiatives described above that were achieved despite significant employee furloughs, and the reduction in compensation, the Compensation Committee took the following actions with respect to the Company’s 2020 compensation program for the NEOs:
•Long-Term Equity Incentive. Due to the impacts of the COVID-19 pandemic, each outstanding performance-based restricted stock (“PBRS”) award would achieve 0% payout under its terms. In order to continue to incentivize, retain key specified talent, recognize the achievements during this unprecedented time and continue to position the Company for success following the COVID-19 pandemic, in March 2021, the Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors and in consultation with the Company’s independent compensation consultant, approved modifications to certain equity awards under its 2016 Equity Plan reflecting the following considerations:
▪2018 PBRS – In order to recognize the Company’s strong performance in 2018 and 2019 in comparison to the performance targets, the Board of Directors approved modifications to the 2018 PBRS in order to neutralize the impact of the COVID-19 pandemic in the 2020 performance year. Effective February 28, 2021, the Board removed the portion of the performance and target impacted by the COVID-19 pandemic for the 2018 PBRS, deeming this impact outside of the employees’ control, by removing the 2020 target and actual free cash flow and digital revenue from the calculation. Following the modification, the awards achieved 99.0% of the revised targets resulting in a 95.0% vesting of the awards on March 1, 2021, the original vesting date.
▪2019 PBRS – Since the 2019 PBRS award had two years within the measurement period impacted by the COVID-19 pandemic, the 2019 PBRS award was modified to vest at the Company's approximate average achievement percentage on its PBRS awards over the previous 10 years, or 58.7% of target. Subject to the employee's continued employment with the Company, the 2019 PBRS awards will vest on the original vesting date of February 28, 2022.
▪2020 PBRS – As a result of the COVID-19 pandemic, the performance targets for the Company’s 2020 PBRS grants were unobtainable and would have the effect of eliminating the grant and thus removing an appropriate incentive for management to continue to take action to maximize operational results and increase shareholder value. On March 2, 2021, the Board divided each employee’s 2020 PBRS grant with a 3-year performance period into three equal portions, one for each of the fiscal years 2020, 2021 and 2022. The Board determined the portion of the 2020 awards related to the 2020 performance year would vest at 0.0% (1/3rd of the granted shares) and the portion related to the 2021 performance year would be converted to a time-based award (1/3rd of the granted shares). A target will be set at a later date for the portion related to the 2022 performance year when performance goals for the Company can be more reliably determined. Subject to the employee's continued employment with the Company, these restricted stock awards will vest on the original vesting date of February 27, 2023.
•Retention Awards - Restricted Stock Units and Supplemental Cash Payments. The combination of the salary and benefit reductions and the absence of a 2020 annual cash incentive payout resulted in a decrease in NEO cash compensation of 49-56% for 2020, as compared to 2019. In addition to the NEOs, these actions impacted all NCM employees, which began to lead to voluntary turnover of certain high-quality talent. The Board and Compensation Committee determined that it was appropriate and necessary to grant retention awards in the form of restricted stock unit grants and supplemental cash payments to each of the Company’s NEOs and 45 other key employees, in order to incentivize, retain this specified talent, recognize the achievements outlined above during this unprecedented time and continue to position the Company for success following the COVID-19 pandemic.
▪On October 30, 2020, the Board approved one-time grants of restricted stock units to these certain employees which will vest over four quarterly periods beginning on January 30, 2021 (“2020 Retention RSUs”). The amount of the Retention RSU was calculated following the same methodology for all included employees, including the NEOs. The 2020 Retention RSUs were equivalent to a 15-20% payout of the 2020 annual cash incentive plan for each NEO, depending upon the NEO’s target bonus amount as a percentage of his annual salary. This payout is significantly below the projected payout prior to the impact of COVID-19 pandemic. Prior to COVID-19, the Company was pacing at a payout of 99.7% based upon January and February 2020 results. Further, with the vesting schedule occurring over 2021, realization of this compensation is delayed to between January 2021 and October 2021, as compared to the Company’s normal bonus payout which would have occurred in February 2021.
▪On October 30, 2020, the Board also approved one-time future cash payments to these same employees that will be paid to the employees and was calculated following the same methodology for all included employees, including the NEOs. The payments will be made in two equal payments at the end of NCM’s second fiscal quarter in 2021 and NCM’s fourth fiscal quarter in 2021, but only to the extent that the employee remains an employee of the Company in good standing in all respects through the date of payment.
Elements of 2020 Compensation Program. Our Compensation Committee believes that the Company’s compensation policies and procedures are aligned with the short-term and long-term interests of our stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. The 2020 Compensation Program consists of the following pay elements:

Base Salary	+	Annual Cash Incentive	+	Performance- Based Restricted Stock (PBRS)	+	Time-Based Restricted Stock (TBRS)	=	Total Direct Compensation
The designs for the Annual Cash Incentive Plan and Long-Term Incentive Plan were generally maintained from the 2019 Compensation Program, based on our Compensation Committee’s assessment that the compensation program continued to align with the Company’s business and compensation objectives. Upon approval and adoption of the 2020 Omnibus Incentive Plan in April 2020, the Company awarded restricted stock units instead of restricted stock. The 2020 Compensation Program for the CEO, Thomas F. Lesinski, also included Stock Options described further within “Fiscal 2020 Incentive Plan Payments” below.
Pay Mix. We believe the mix of annual and long-term incentives and the mix of cash and equity awards are balanced, emphasize Company performance and do not motivate imprudent risk-taking. The following charts present the elements of compensation as a percentage of total target direct compensation for fiscal year 2020, computed using the annual base salary (prior to COVID-19 related reductions discussed above), target annual cash incentive (assuming 100% achievement) and grant date fair value of PBRS, Time-Based Restricted Stock (“TBRS”) and stock options, as applicable. The first chart presents the compensation elements for our CEO, Thomas F. Lesinski. The NEOs included in the second chart are Messrs. Marks and Felenstein.
Fiscal Year 2020 Target Compensation Mix
Chief Executive Officer (a)
(a)Approximately 71% of Mr. Lesinski's target compensation is variable, which represents the performance-based elements, time-based restricted stock and stock options. Mr. Lesinski received time based RSUs and stock options in 2020 due to the uncertainty at the grant date surrounding the Company's future performance resulting from the impact of the COVID-19 pandemic on our operations and the resulting inability to set performance-based targets. In 2019, Mr. Lesinski received 75% PBRS and 25% TBRS.

Other NEOs (b)

(b)Approximately 68% of their target compensation is variable, which represents the performance-based elements and time-based restricted stock.
Pay-for-Performance Alignment. Our Compensation Committee believes that having a large percentage of executive officers’ pay as performance-based compensation ensures that their interests are aligned with those of our stockholders. Consistent with our compensation program design, our compensation program results for the 2020 fiscal year were aligned with the Company’s financial results. The fiscal year 2020 annual cash incentives did not pay out as the Company did not meet the minimum performance requirements due to the impact of the COVID-19 pandemic as described in greater detail in “Fiscal 2020 Incentive Plan Payments.” The Compensation Committee modified the 2018 PBRS award to remove the impact of the COVID-19 pandemic which was considered outside of management's control. Following the modification, the 2018 PBRS award paid out below target (95.0%) and based upon the Company's performance during the period of the grant within its control (2018-2019), as described in greater detail in “Long-Term Incentives.”

Total realized pay for the Company's CEO averaged 31% of target during the time he has served as CEO of the Company (the second half of 2019 and 2020). The year-by-year breakdown was 38% of target in 2019 and 27% of target in 2020. Realized amounts exclude value of RSUs that vested in 2019 or 2020 that were granted to Mr. Lesinski in his previous position of Non-employee Chairman of the Company's Board of Directors.

Executive Compensation Practices. The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

What We Do		What We Don't Do
☑	Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	☒	We do not provide excise tax gross-ups
☑	Generally utilize pre-established performance goals that are aligned with creation of stockholder value	☒	We do not pay dividends on any unvested equity awards. Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned.
☑	Market comparison of executive compensation against a relevant peer group	☒	We do not allow repricing of underwater stock options without stockholder approval
☑	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company	☒	We do not allow hedging of our securities
☑	Double-trigger vesting for equity awards in the event of a change in control	☒	We do not allow pledging of our securities
☑	Established stock ownership guidelines
☑	Clawback policy
☑	Mitigate undue risk
☑	Annual say-on-pay vote
Detailed Discussion & Analysis
Compensation Philosophy
The primary goals of our Compensation Committee with respect to executive compensation are to:
•review the competitiveness of executive cash compensation and equity grant levels compared to a select peer group of companies, using this as a reference point for setting compensation;
•provide shorter-term cash incentives primarily for achieving specified annual performance objectives;
•provide a mix of long-term equity incentives that are performance- and time-based to promote stock price growth, retention and ownership through achievement of long-term financial performance goals; and
•establish and monitor appropriate pay and performance relationships.
To achieve these goals, we intend to maintain a compensation structure that provides rewards for high performance and value creation for our stockholders.
Role of Compensation Consultant and CEO in Determining Executive Compensation
In early 2020, our CEO had substantial input in the determination of executive compensation other than his own and made recommendations for the compensation of all of the other NEOs that were ultimately approved by our Compensation Committee and Board in January and February of 2020. Our CEO’s compensation was determined and approved by our Compensation Committee and Board. The CEO was not present during voting or deliberations by our Compensation Committee or our Board regarding his compensation.
In 2020, our Compensation Committee engaged FW Cook, a nationally recognized consulting firm, to serve as an independent consultant on executive compensation matters. FW Cook assessed the competitiveness of pay for the executive officers and provided independent advice and recommendations to our Compensation Committee regarding executive compensation. Our Compensation Committee determined that FW Cook is independent from the Company.
As part of its review, FW Cook considered base salary, annual cash incentive, total cash compensation (combined salary and annual cash incentive), long-term incentives, and total direct compensation. FW Cook reviewed and recommended a peer group for pay comparison for our executive officers comprised of companies that are publicly and domestically traded, of comparable size to NCM, Inc., and in relevant industries. Our Compensation Committee reviewed and approved the peer group.
Our Compensation Committee believes that peer group comparisons are useful to measure the competitiveness of our compensation practices and uses the information provided by the compensation consultant as an input to its decision making. While we generally target the 50th percentile, on average, target compensation for specific executives may be set above or below this target reference point in consideration of other factors including individual performance relative to other executives, readiness for promotion to a higher level and role within our leadership succession process, the importance of the position to the Company and degree of retention risk. Because factors such as performance and retention, as well as size and complexity of the job role, are considered when compensation decisions are made, the cash and total compensation for an individual NEO may be higher or lower than the target reference point of the relevant benchmark group.
The following companies were selected for our peer group based upon their related industries and comparable size, as defined as within a range of one half of to two times the Company's 2019 Adjusted OIBDA. These companies were used in our competitive analysis for fiscal 2020 decisions.

Entercom Communications Corp	The E.W. Scripps Company
Entravision Communications Corporation	The Marcus Corporation
IMAX Corp.	TiVo Corporation
Lee Enterprises, Incorporated	Townsquare Media, Inc.
Lamar Advertising	Urban One, Inc. (formerly Radio One)
MSG Networks Inc.	World Wrestling Entertainment, Inc.
OutFront Media Inc.
We eliminated two companies (Gray Television, Inc. and Salem Media Group, Inc.) and added one company (Lamar Advertising) as compared to our 2019 peer group as a result of our Compensation Committee’s assessment of the group relative to industry and size criteria.
2020 Compensation
Provided below is a summary of the key elements of our 2020 compensation program for the NEOs.

Component	Description	Purpose
Base Salary	Fixed cash component	Reward for level of responsibility, experience and sustained individual performance
Annual Cash Incentive	Cash performance bonus based on achievement of pre-determined performance goals	Reward team achievement against specific objective financial goals
Long-Term Incentives	Equity grants in 2020 consisted of: •Performance-based restricted shares •Time-based restricted shares •Stock option awards (CEO only) •RSUs	Reward for the creation of stockholder value, align the interests of employees and shareholders, and retain executives for the long-term
Other Compensation	A matching contribution to our defined contribution 401(k) plan and various health, life and disability insurance plans and other customary employee benefits. The matching contribution program was temporarily suspended beginning in April of 2020 in response to cash preservation measures implemented in response to the impact of the COVID-19 pandemic.	Provide an appropriate level of employee benefit plans and programs
Potential Payments Upon Termination or Change in Control	Contingent in nature. Amounts are payable only if employment is terminated as specified under each employment agreement. Change of control payments require both a change of control and a separation from service. No excise tax gross-ups are provided.	Provide an appropriate level of payment in the event of a change in control or termination
Other Policies	Stock Ownership Guideline policy Clawback policy Insider trading policy, which includes anti-hedging and anti-pledging policies	Enhance alignment with stockholder interests

Specific compensation decisions made in 2020 are described below.
Base Salary. Base salaries for our executives were established based on the scope of their role and responsibilities, taking into account the experience and seniority of the individual, individual performance, peer salary levels, and other primarily subjective factors deemed relevant by our Compensation Committee.
Base salaries are reviewed annually by our Compensation Committee and our Board and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements. We believe the 2020 base salaries are within a market competitive range compared to our peer group.
The base salaries of our NEOs in 2020 compared to 2019 as of the end of the fiscal year were as follows.

Name	2019 Base Salary	2020 Base Salary	Percentage Change	2020 Reduced Base Salary (1)
Thomas F. Lesinski	$750,000	$750,000	N/A	$600,000
Clifford E. Marks	$889,007	$911,232	1.5%	$728,986
Scott D. Felenstein	$513,760	$530,714	1.4%	$424,571

(1)The NEO's base salaries were temporarily reduced by 20% beginning in mid-April 2020 through December 2020 due to the cash preservation measures implemented in response to the COVID-19 pandemic.
Annual Cash Incentive. Annual cash incentives are intended to compensate executives for achieving financial goals that support our annual operational and strategic goals.
The target percentages for our NEOs were established based on the responsibility, experience and seniority of the individual. We believe our annual cash incentives, in combination with base salaries, deliver competitive total cash compensation. In addition, we believe rewarding our executives for achievement of our financial goals is consistent with the practice of aligning their interests with those of our stockholders. Payments of annual cash incentives are objectively calculated for each NEO based on the achievement of specific financial targets. The process for setting the financial targets for 2020 was consistent with previous years as part of the annual budget review and approval. For 2020, the annual cash incentive was based (i) 50% on achievement of Adjusted OIBDA for Compensation Purposes and (ii) 50% on Adjusted Advertising Revenue targets. The stretch bonus for achievement above 100% of the target bonus was also based on the equal weighting of the achievement of the aforementioned targets. These performance measures are non-GAAP measures and are specifically defined in the “Performance Measures Used in Incentive Plans for Fiscal 2020” section below.
Our annual cash incentive is paid in a single payment in the first quarter following the completion of a given fiscal year. Payments are subject to review and approval by our Compensation Committee in conjunction with the issuance of our annual audit report.
The annual cash incentive potential which is based equally on Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue (each as defined in “Performance Measures Used in Incentive Plans for Fiscal 2020” below) is achieved as follows. Straight line interpolation is applied to performance between the levels shown.

Percentage of Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue Achieved	% of Target Bonus
Less than 85%	0%
85%	25%
92%	60%
93%	68%
94%	72.5%
95%	77.5%
96%	85%
97%	92%
98%	98%
100%	100%
104%	112%
105%	125%
110%	150%

Actual fiscal year 2020 performance results were as follows.

Fiscal 2020 Performance Measures (1)
Achievement relative to target
Adjusted OIBDA for Compensation Purposes	(15.8)% of targeted Adjusted OIBDA for Compensation Purposes
Adjusted Advertising Revenue	18.8% of targeted Adjusted Advertising Revenue

(1)Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue are non-GAAP measures. See “Performance Measures Used in Incentive Plans for Fiscal 2020” below for the definitions of Adjusted OIBDA for Compensation Purposes and Adjusted Advertising Revenue.
Fiscal 2020 Incentive Plan Payments
The awards were determined in accordance with the Company’s actual performance compared to our established internal targets. No awards were paid as actual achievement was below the predetermined target thresholds due to the COVID-19 pandemic. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2020 Summary Compensation Table for Messrs. Lesinski, Marks and Felenstein.

	Annual Cash Incentive
		Adjusted OIBDA for Compensation Purposes (50% weighting)		Adjusted Advertising Revenue (50% weighting)		Total
Name	Target Award as a % of Salary (1)	Actual Achievement as a % of Target	Actual Award as a % of Target	Actual Achievement as a % of Target	Actual Award as a % of Target	Actual Award as a % of Target	Total Award Amount
Thomas F. Lesinski	100.0%	(15.8)%	—%	18.8%	—%	—%	$0
Clifford E. Marks	100.0%	(15.8)%	—%	18.8%	—%	—%	$0
Scott D. Felenstein	75.0%	(15.8)%	—%	18.8%	—%	—%	$0

(1)Percentage of base salary determined at the end of our 2020 fiscal year (December 31, 2020).
Long-Term Incentives (LTI). We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. We have granted awards under our stockholder approved equity incentive plans, the National CineMedia, Inc. 2007 Equity Incentive Plan as amended and restated, the National CineMedia, Inc. 2016 Equity Incentive Plan and the National CineMedia, Inc. 2020 Omnibus Incentive Plan which together we refer to as the “Equity Incentive Plan.”
All grants under the Equity Incentive Plan to our executive officers are approved by our Compensation Committee generally at its first meeting of the fiscal year, although grants could be made at any time at the discretion of our Compensation Committee, generally related to promotions or other merit-related reasons.
For 2020, the Board at the recommendation of the Compensation Committee decided to continue to grant the following LTI vehicles:

•PBRS: Aligns executives with the long-term financial goals of the Company. PBRS vest based upon the achievement of cumulative 2020-2022 “Free Cash Flow”, as defined within the “Performance Measures Used in Incentive Plans for Fiscal 2020”.

•TBRS and RSUs: Promotes retention objectives, stock ownership in the Company, and an alignment of the executives’ interests with stockholders’ interests. TBRS and RSUs vest ratably over a 3-year period with the exception of the 2020 Retention RSUs which vest ratably over a 4-quarter period.

On January 22, 2020, our Compensation Committee approved PBRS and TBRS to Messrs. Marks and Felenstein and on July 29, 2020 our Compensation Committee approved RSUs to Mr. Lesinski as follows:

	2020 Restricted Stock and Restricted Stock Units (RSU) Awards (1)
	PBRS (2)		TBRS (2)		RSUs		Total
Name	Target Grant Date Fair Value of Shares (3)	Target Number of Shares Granted (3)	Grant Date Fair Value of Shares	Number of Shares Granted (4)	Grant Date Fair Value of RSUs (5)	Number of RSUs Granted (4)(5)	Total Grant Date Fair Value	Total Number of Target Shares Granted
Thomas F. Lesinski	$—	—	$—	—	$750,000	276,752	$750,000	276,752
Clifford E. Marks	$529,074	71,400	$352,716	47,600	—	—	$881,790	119,000
Scott D. Felenstein	$366,795	49,500	$244,530	33,000	—	—	$611,325	82,500

(1)The PBRS, TBRS and RSUs include the right to receive dividend equivalents, subject to vesting.
(2)Messrs. Marks and Felenstein received 60% PBRS and 40% TBRS due to their positions at the time of grant as a NEO.
(3)PBRS vest in February 2023 based on the achievement of cumulative 2020-2022 “Free Cash Flow” goals. Reflects the target number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the target. Straight line interpolation is applied to performance between the levels shown. On March 2, 2021, the Board divided each employee’s 2020 PBRS grant with a 3-year performance period into three equal portions, one for each of the fiscal years 2020, 2021 and 2022. The Board determined the portion of the 2020 awards related to the 2020 performance year would vest at 0.0% (1/3rd of the granted shares) and the portion related to the 2021 performance year would be converted to a time-based award (1/3rd of the granted shares). A target will be set at a later date for the portion related to the 2022 performance year when performance goals for the Company can be more reliably determined. See “Impact of COVID-19 on the Company's 2020 Compensation Program” for more information.

Free Cash Flow - % of Target	Award Vesting % of Target Shares
Less than 85%	0%
85%	25%
92%	60%
93%	68%
94%	72.5%
95%	77.5%
96%	85%
97%	92%
98%	98%
100%	100%
104%	112%
105%	125%
110%	150%

(4)Vest ratably over a 3-year period.
(5)Upon approval and adoption of the 2020 Omnibus Incentive Plan in April 2020, the Company began awarding RSUs instead of restricted stock. The 2020 annual award to Mr. Lesinski was granted on July 29, 2020 and vests ratably over a 3-year period and the retention stock awards to each NEO were granted on October 30, 2020 vest over a 4-quarter period and both consist of RSUs. A portion of Mr. Lesinski's 2020 annual award consisted solely of time-based RSUs due to the uncertainty at the grant date surrounding the Company's future performance resulting from the impact of the COVID-19 pandemic on our operations and the resulting inability to set performance-based targets.
2020 Retention RSUs. On October 30, 2020, our Compensation Committee approved time-based RSUs to Messrs. Lesinski, Marks and Felenstein as part of the 2020 Retention RSUs as follows:

	2020 Retention RSU Awards (1)
Name	Grant Date Fair Value of RSUs	Number of RSUs Granted (2)
Thomas F. Lesinski	$112,499	56,532
Clifford E. Marks	$136,683	68,685
Scott D. Felenstein	$79,606	40,003

(1)The 2020 Retention RSUs include the right to receive dividend equivalents, subject to vesting.

(2)Vest quarterly over a 1-year period.

    Stock Options. In addition, the Compensation Committee granted stock options to Mr. Lesinski as part of his 2020 annual award. The Compensation Committee believes the stock options promote retention objectives, stock ownership in the Company, and an alignment of the executives’ interests with stockholders’ interests. Stock options vest ratably over a 3-year period. This vehicle was utilized only as part of the annual grant for Mr. Lesinski, the Company's CEO. On July 29, 2020 our Compensation Committee approved Stock Options to Mr. Lesinski as follows:

	2020 Stock Option Awards
Name	Grant Date Fair Value of Options	Number of Options Granted (1)	Exercise Price	Closing Stock Price on Date of Grant
Thomas F. Lesinski	$250,000	500,606	$2.71	$2.71

(1)Vest ratably over a 3-year period.

Results for Performance-Based Restricted Stock with Measurement Periods Ended December 31, 2020. The performance-based restricted stock granted on January 24, 2018 (“2018 PBRS”) were scheduled to vest based upon achievement of the actual cumulative “Free Cash Flow” targets at the end of the three-year measurement period ending December 31, 2020 and the “Digital Revenue” target for the fiscal year ending December 31, 2020. For 2020, the 2018 PBRS was originally based on (i) 75% on achievement of the Free Cash Flow target and (ii) 25% on the Digital Revenue target. Based on the Company's performance as of December 31, 2020, the 2018 PBRS awards achieved a payout of 0% based on target achievement of 58.4% for 2018 3-year Cumulative Free Cash Flow and 32.4% for 2020 Digital revenue, for a combined achievement of 51.9%. Following the modification of the 2018 PBRS award by the Board of Directors on March 2, 2021, the 2020 digital revenue target was removed and the target for Free Cash Flow was adjusted from $504.5 million to $334.3 million to exclude the 2020 target of $170.2 million and Free Cash Flow actuals were adjusted from $294.9 million to $330.9 million, removing the $36.0 million of negative Free Cash Flow generated in 2020.
Following this modification, the PBRS vested as shown below.

Performance Measure	Adjusted Achievement Relative to Target	Vesting %
2018 PBRS cumulative Free Cash Flow	99.0%	95.0%

“Free Cash Flow” is a non-GAAP measure. See “Performance Measures Used in Incentive Plans for Fiscal 2020” below for the definition of Free Cash Flow. On all PBRS, dividends accrue and are paid upon vesting for those shares earned. In the event that shares are not earned, accrued dividends on those shares are not paid.
The following table shows the number of shares vested for our NEOs for the 2018 PBRS.

Name	Number of Shares Awarded on January 24, 2018	Total Vesting on March 1, 2021
Clifford E. Marks	95,692	90,907
Scott D. Felenstein	30,000	28,500
Stockholder Say-on-Pay Vote
In establishing and recommending 2020 compensation for the Company’s NEOs, our Compensation Committee considered the results of the say-on-pay vote at the 2020 Annual Meeting of Stockholders. At that meeting, our stockholders approved our executive compensation for the 2020 fiscal year with approximately 99.2% of the votes cast in favor. Our Board of Directors recognizes that executive compensation is an important matter of stockholder concern and takes stockholder views into account through the say-on-pay vote when reviewing the compensation program throughout the year. Our Compensation Committee considered the results of the advisory approval and as such, generally maintained the overall composition of executive compensation for the 2021 fiscal year.
Other Compensation. Our employees, including our NEOs, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan; and paid time off. As discussed above the matching contribution program was temporarily suspended beginning in April of 2020 in response to cash preservation measures implemented in response to the impact of the COVID-19 pandemic.
None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if our Compensation Committee determines that doing so is in our best interests.
Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and potential amounts are further described below under the heading “Potential Payments Upon Termination or Change in Control.”
Performance Measures Used in Incentive Plans for Fiscal 2020. When setting performance goals under the Company’s incentive plans, our Compensation Committee considers the Company’s past performance, business outlook and other corporate financial measures. Target performance levels are intended to be challenging but achievable. Goals above target are stretch goals and will require an increasingly challenging level of performance in order to be achieved.
    Presented below are definitions of performance measures used in our incentive plans. Our Compensation Committee may apply pre-determined adjustments to the definitions of the financial performance criteria under the plans.
Adjusted OIBDA for Compensation Purposes
Adjusted OIBDA for Compensation Purposes used to measure achievement against performance bonus targets is a non-GAAP financial measure that differs from Adjusted OIBDA as defined in our Form 10-K. Adjusted OIBDA is a key metric used by management to measure the Company’s operating performance. Adjusted OIBDA represents operating income plus depreciation and amortization expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases, non-cash share-based compensation costs, impairment of long-lived assets and Chief Executive Officer transition costs. Adjusted OIBDA for Compensation Purposes subtracts out the revenue from advertising by NCM LLC’s founding members’ beverage supplier and barter revenue, net of barter expense, and adds back impairment charges related to investments obtained in prior years in exchange for advertising services and the change in the make-good liability during the performance period. While Adjusted OIBDA for Compensation Purposes is a measure used to calculate our Executive Performance Bonus awards, this non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income. Adjusted OIBDA for Compensation Purposes has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA for Compensation Purposes differently than we do, this measure may not be comparable to similarly titled measures reported by other companies.
Adjusted Advertising Revenue
Adjusted Advertising Revenue used to determine achievement against performance bonus targets is a non-GAAP financial measure. Adjusted Advertising Revenue represents reported advertising revenue less founding member circuit beverage revenue and zero margin barter revenue, plus the change in the make-good liability during 2020. This non-GAAP measure should not be considered in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising revenue.
Free Cash Flow
Free Cash Flow is a non-GAAP measure used by management to measure the Company’s operating cash flow in determining whether PBRS targets have been achieved. Free Cash Flow represents Adjusted OIBDA for Compensation Purposes, described above, less capital expenditures.
Digital Revenue
Digital Revenue is a measure used by management to assess the Company's progress on its digital initiative in determining whether PBRS targets have been achieved. Digital Revenue represents revenue derived from advertising sold online, through mobile devices and other digital platforms.

Other Policies
Adoption of Share Ownership Guidelines
The Company has established the following share ownership guidelines for its executive officers and directors:

Position	Minimum Share Ownership Level
Chief Executive Officer and Director	Lesser of three times base salary or 140,000 shares
President and Executive Vice Presidents	Lesser of base salary or 20,000 shares
Non-Employee Directors	Lesser of three times annual Board cash retainer or 8,000 shares
Each individual is expected to attain the minimum ownership level within five years of the effective date of the policy, or the individual’s date of appointment, if later. If the minimum ownership level is not attained within the required timeframe, holding restrictions will apply. Upon vesting of equity awards, 50% of the individual’s shares that become vested will be subject to holding restrictions until the minimum ownership level is attained. Ownership levels are determined based on Company common stock owned by each individual, including shares of unvested timed-based restricted stock and in-the-money vested stock options. As of March 8, 2021, all executive officers and directors meeting the tenure requirement were in compliance with the share ownership guidelines.
Anti-Hedging Policy
The Company’s insider trading policy includes provisions that prohibit all employees and directors from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in market value of Company stock.
Anti-Pledging Policy
The Company’s insider trading policy includes provisions that prohibit all employees and directors from keeping Company stock in a margin account or using Company stock as collateral for a loan. To our knowledge, none of our officers or directors has pledged any of his or her shares in violation of Company policy. To our knowledge, none of our officers or directors has taken any action in violation of this Company policy.
Clawback Policy
We have adopted a “clawback” policy addressing the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. This policy, also known as a “clawback” policy, applies to all of our executive officers, including the NEOs. Under the policy, we may recover any cash or equity incentive compensation paid to an executive officer of the Company in the event of a material negative accounting restatement of our financial statements due to material noncompliance by the Company with any financial reporting requirement under the securities laws. If our Board of Directors determines that any current or former executive officer has engaged in fraud or intentional misconduct that caused the error that, directly or indirectly, resulted in the financial restatement, our Board of Directors may require reimbursement or forfeiture of any annual or long-term cash bonus or any equity compensation award earned with respect to the period covered by the restatement by such executive officer.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the Board of Directors include such disclosure for the fiscal year ended December 31, 2020 in NCM, Inc.’s Annual Report on Form 10-K and proxy statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.
Donna Reisman, Chair
David E. Glazek
Lawrence A. Goodman
Kurt C. Hall
Mark B. Segall

EXECUTIVE COMPENSATION TABLES
FISCAL 2020 SUMMARY COMPENSATION TABLE
The following table shows the amount of compensation earned by our NEOs during the years indicated. For additional information regarding the material terms of each NEOs’ employment agreement, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Name and Principal Position	Year	Salary (2)		Bonus (3)		Stock Awards (4)		Option Awards		Non-Equity Incentive Plan Compen-sation		All Other Compen-sation (5)		Total
Thomas F. Lesinski Chief Executive Officer (1)	2020 2019	$ $	643,263 302,885	$ $	10,000 —	$ $	862,499 778,050	$ $	250,000 500,000	$ $	— 302,885	$ $	14,311 454,382	$ $	1,780,073 2,338,202
Clifford E. Marks President and Interim CEO (2019)	2020 2019	$ $	780,702 889,007	$ $	10,000 —	$ $	1,018,473 1,089,650	$ $	— —	$ $	— 913,010	$ $	13,193 32,993	$ $	1,822,368 2,924,660
Scott D. Felenstein Chief Revenue Officer	2020 2019	$ $	454,538 513,760	$ $	10,000 —	$ $	690,931 421,800	$ $	— —	$ $	— 395,724	$ $	11,505 21,891	$ $	1,166,974 1,353,175

(1)Mr. Lesinski’s 2019 compensation relates to the portion of 2019 he served as the CEO (August through December 2019).
(2)The amounts represent the reduced salaries paid to the NEO's following the cash preservation measures implemented in response to the COVID-19 pandemic beginning in April 2020.
(3)The amounts represent discretionary bonuses awarded by the Compensation Committee in recognition of the NEO's efforts in response to the COVID-19 pandemic as outlined above and in light of their respective pay reductions during 2020 and the $0 payout of the Company's non-equity incentive plan compensation in 2020.
(4)The amounts represent the aggregate grant date fair value of the target level of stock awards computed in accordance with ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 11 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 4, 2021. Certain of the stock awards granted in 2020, 2019 and 2018 are scheduled to vest based upon the achievement of performance conditions relating to cumulative “Free Cash Flow” at the end of the three-year measuring period. The amounts for these awards are presented based on 100% of the fair market value on the date of grant. Actual results could materially differ from this estimate. Stock awards are further discussed in the “Long-Term Incentives” section of our CD&A. The table below includes the maximum amounts payable for awards granted during fiscal 2020 assuming the highest level of performance is achieved:

Stock Awards
Name	Grant Date	Maximum Number of Shares Scheduled to Vest	Maximum Grant Date Fair Value (a)
Thomas F. Lesinski	7/29/2020	276,752	$749,998
Thomas F. Lesinski	10/30/2020	56,532	$112,499
Clifford E. Marks	1/22/2020	154,700	$1,146,327
Clifford E. Marks	10/30/2020	68,685	$136,683
Scott D. Felenstein	1/22/2020	107,250	$794,723
Scott D. Felenstein	10/30/2020	40,003	$79,606

(a)The amount is based on the maximum number of shares as of the grant date subject to the award assuming the highest level of performance is achieved (150% for 2020 grants) for the PBRS grants. The time-based restricted stock grants are included at 100%. The amounts for these awards are presented based upon the fair market value on the date of grant.

(5)The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2020 Summary Compensation Table above for fiscal 2020.

Name	Year	401(k) Employer Contribution (a)	Term Life Insurance (b)	Disability Insurance (c)	Misc. (d)	Total All Other Compensation
Thomas F. Lesinski	2020	$6,840	$5,118	$720	$1,633	$14,311
Clifford E. Marks	2020	$5,612	$3,334	$720	$3,527	$13,193
Scott D. Felenstein	2020	$6,840	$1,182	$720	$2,763	$11,505

(a)Represents matching contributions made pursuant to NCM LLC’s defined contribution 401(k) plan. Eligible employees, including the NEOs, are eligible for a discretionary contribution under the 401(k) plan on base pay up to IRS limits.
(b)Represents imputed income for term life insurance coverage.
(c)Represents imputed income for long-term and short-term disability insurance coverage.
(d)Represents business-related awards, gifts and prizes and taxable fringe benefits for Messrs. Lesinski, Marks and Felenstein.

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS
The following table shows the awards granted to our NEOs for our 2020 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock(#)	All Other Option Awards: Number of Securities Under-lying Options (3)	Exercise of Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas F. Lesinski	N/A 7/29/2020 7/29/2020 10/30/2020	187,500 — — —	750,000 — — —	750,000 — — —	— — — —	— — — —	— — — —	— 276,752 — 56,532	— — 500,606 —	$	— — 2.71 —	$ $ $ $	— 749,998 250,000 112,499
Clifford E. Marks	N/A 1/22/2020 1/22/2020 10/30/2020	227,808 — — —	911,232 — — —	1,366,848 — — —	— 17,850 — —	— 71,400 — —	— 107,100 — —	— — 47,600 68,685	— — —		— — —	$ $ $ $	— 529,074 352,716 136,683
Scott D. Felenstein	N/A 1/22/2020 1/22/2020 10/30/2020	99,509 — — —	398,036 — — —	597,054 — — —	— 12,375 — —	— 49,500 — —	— 74,250 — —	— — 33,000 40,003	— — — —		— — — —	$ $ $ $	— 366,795 244,530 79,606

(1)Amounts represent potential cash bonus amounts if targets are achieved for 2020 performance for each NEO. See “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for amounts paid.
(2)Represents PBRS grants made in 2020 under the Equity Incentive Plan. The restricted stock awards provide that the award will accrue dividends payable subject to vesting. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”
(3)Represents stock option grants made in 2020 under the Equity Incentive Plan. For additional information regarding equity awards see “Long-Term Incentives” in the CD&A and “Equity Incentive Plan Information.”
(4)Grant date fair value of stock awards was calculated in accordance with GAAP. Some of the 2020 restricted stock awards are scheduled to vest based upon adjusted achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period and are presented in the table based on target amounts. Refer to footnote (4) to our Summary Compensation Table for the maximum value of shares that could be earned.
Non-Equity Incentive Plan Awards
No cash incentive payments were made under the 2020 Incentive Plan. Additional information about these awards is included in our CD&A, “Annual Cash Incentive.”

Equity Incentive Plan Awards
During fiscal 2020, each of our active NEOs received awards under our Equity Incentive Plan. Additional information about the awards is included in our CD&A, “Long-Term Incentives.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

	Stock Option Awards					Restricted Stock Awards and RSUs
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date (1)	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Award: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Thomas F. Lesinski	216,732	433,466	(4)	$8.00	8/2/2029	—		—	—	—
	—	500,600	(5)	$2.71	7/29/2030	—		—	—	—
	—	—		—	—	—		—	53,964	$200,746
	—	—		—	—	11,992	(6)	$44,610	—	—
	—	—		—	—	276,752	(7)	$1,029,517	—	—
	—	—		—	—	56,532	(8)	$210,299	—	—
Clifford E. Marks	38,543	—		$23.28	9/7/2021	—		—	—	—
	40,659	—		$12.73	1/12/2022	—		—	—	—
	—	—		—	—	—		—	95,692	$355,974
	—	—		—	—	21,265	(9)	$79,106	—	—
	—	—		—	—	—		—	93,000	$345,960
	—	—		—	—	41,334	(10)	$153,762	—	—
	—	—		—	—	—		—	71,400	$265,608
	—	—		—	—	47,600	(11)	$177,072	—	—
	—	—		—	—	68,685	(8)	$255,508	—	—
Scott D. Felenstein	—	—		—	—	—		—	30,000	$111,600
	—	—		—	—	10,000	(9)	$37,200	—	—
	—	—		—	—	—		—	36,000	$133,920
	—	—		—	—	16,000	(10)	$59,520	—	—
	—	—		—	—	—		—	49,500	$184,140
	—	—		—	—	33,000	(11)	$122,760	—	—
	—	—		—	—	40,003	(8)	$148,811	—	—

(1)Options generally expire 90 days from the term date if the NEO terminates employment. In the event of termination without cause, Mr. Lesinski’s options expire 180 days from the term date.
(2)Amounts are based on the closing stock price, $3.72 per share, on December 31, 2020 based on the target level of performance.
(3)The restricted stock awards are scheduled to vest based on achievement of the actual cumulative “Free Cash Flow” target at the end of the three-year measuring period for the 2019 and 2020 grants and a combination of the actual cumulative "Free Cash Flow" and "Digital Revenue" for the 2018 grant. Refer to CD&A for discussion of cumulative Free Cash Flow and Digital Revenue. These figures assume 100% vesting of PBRS prior to any modification.
(4)The stock options vest 33.33% per year commencing on August 2, 2020, subject to continuous service.
(5)The stock options vest 33.33% per year commencing on July 29, 2021, subject to continuous service.
(6)The restricted stock vests 33.33% per year commencing on August 2, 2020, subject to continuous service.
(7)The restricted stock units vest 33.33% per year commencing on July 29, 2021, subject to continuous service.
(8)The restricted stock units vest 25.00% per quarter commencing on January 30, 2021, subject to continuous service.
(9)The restricted stock vests 33.33% per year commencing on January 24, 2019, subject to continuous service.
(10)The restricted stock vests 33.33% per year commencing on February 19, 2020, subject to continuous service.
(11)The restricted stock vests 33.33% per year commencing on January 22, 2021, subject to continuous service.
See “Long-Term Incentives” in the CD&A for additional information.

STOCK VESTED DURING FISCAL 2020
The following table shows information regarding the vesting during fiscal 2020 of restricted stock awards previously granted to our NEOs. No options were exercised by any NEOs during fiscal 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Thomas F. Lesinski (2)	44,007	$370,973
Clifford E. Marks	92,190	$738,951
Scott D. Felenstein	35,932	$228,720

(1)Amounts are based on the closing stock price on the date realized.
(2)These vested shares include 38,011 restricted stock units granted to Mr. Lesinski in his previous position of Non-employee Chairman of the Company's Board of Directors.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following summaries set forth potential payments payable to our NEOs upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the Grants of Plan Based Awards table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides definitions for the termination reasons.
The following table assumes the executive’s employment was terminated under each of these circumstances on December 31, 2020 and such payments and benefits have an estimated value of:

	Cash Severance (1) (2)	Medical Insurance (3)	Term Life Insurance (4)	Disability Insurance (4)	401(k) Employer Contribution (4)	Value of Accelerated Equity Awards (5)	Total
Thomas F. Lesinski (a)
Without Cause or For Good Reason or Non-renewal by Company	$1,500,000	$19,398	—	—	—	$547,554	$2,066,952
Without Cause or For Good Reason in connection with a Change of Control**	$3,000,000	$19,398	—	—	—	$1,485,173	$4,504,571
Death	—	$19,398	—	—	—	$547,554	$566,952
Disability*	$375,000	$19,398	—	—	—	$547,554	$941,952
Clifford E. Marks (b)
Without Cause or For Good Reason or Non-renewal by Company	$1,824,242	$16,473	$3,334	$720	$5,420	$1,019,738	$2,869,927
Without Cause or For Good Reason in connection with a Change of Control**	$1,824,242	$16,473	$3,334	$720	—	$1,632,991	$3,477,760
Death	—	$16,473	—	—	—	$1,019,738	$1,036,211
Disability*	$455,616	$16,473	$3,334	$720	—	$1,019,738	$1,495,881
Scott D. Felenstein (c)
Without Cause or For Good Reason or Non-renewal by Company	$928,750	—	—	—	—	$449,848	$1,378,598
Without Cause or For Good Reason in connection with a Change of Control**	$928,750	—	—	—	—	$797,951	$1,726,701
Death	—	—	—	—	—	$449,848	$449,848
Disability*	$265,357	—	$1,182	$720	—	$449,848	$717,107

*	Net of amounts offset by disability insurance payments
**	A change of control is defined as 12 months following the change of control within the respective employee agreements and 3 months prior to or one year following a change of control within the respective equity agreements.

(1)If the employment of the NEO is terminated by NCM, Inc. for reasons other than disability, death or cause, or the executive resigns for good reason, as defined in the NEO's employment agreement, or his agreement is not renewed on substantially equal terms, he will be entitled to severance for the period specified in his respective employment agreement. If the NEO’s employment terminates due to his death, his beneficiaries will receive his base salary paid through the end of the month of his death. If the NEO terminates employment on account of his disability, in exchange for a release of claims against the Company, he will be entitled to his then base salary for a period of six months following termination, offset by any disability benefits provided under a company sponsored benefit arrangement.
(a)Mr. Lesinski's severance represents 100% of his base salary, plus 100% of his target bonus based on his salary in effect on December 31, 2020 paid over 12 months.
(b)Mr. Marks's severance represents base salary paid over 12 months based on his base salary in effect on February 18, 2020 and an amount equal to the most recent annual bonus awarded to him.
(c)Mr. Felenstein severance represents an amount equal to 100% of his base salary, plus 100% of his target bonus based on his base salary in effect on May 1, 2020 paid over 12 months.

(2)If the employment of Messrs. Lesinski or Felenstein is terminated by NCM, Inc. for any reason, the respective NEO is entitled to any annual, long-term or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the date of termination or resignation. If the employment of Mr. Marks is terminated by NCM, Inc. for any reason, then Mr. Marks is entitled to any annual, long-term or other incentive award that is payable but not yet paid.

(3)If the employment of Messrs. Lesinski or Felenstein is terminated by NCM, Inc. for reasons other than death or cause, or he resigns for good reason, as defined in the respective NEO's employment agreement, the applicable NEO is entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA. If the employment of Mr. Marks is terminated by NCM, Inc. for reasons other than death or cause, or he resigns for good reason, he is entitled to receive an amount equal to NCM, Inc's premium costs or other contributions made by the Company on behalf of Mr. Marks with respect to the Company's medical and health insurance plan for up to one year, and in the event of Mr. Mark's death, he, or his beneficiary, as applicable, is entitled to receive one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA. The amount for all NEOs represents an amount equal to 100% of the premium costs for a 12-month period.

(4)If the employment of Mr. Marks is terminated by NCM, Inc. for any reason other than death or cause, or he resigns for good reason, he is entitled to receive an amount equal to NCM, Inc’s premium costs or other contributions made by the Company on behalf of Mr. Marks with respect to all employee benefit plans or programs that Mr. Marks was participating in on the date of termination of employment in an amount equal to the sum of the payments made by or contributions on behalf of Mr. Marks under each such benefit plan for the immediately preceding calendar year. If the employment of Mr. Felenstein is terminated by NCM, Inc. on account of disability, he is entitled to receive an amount equal to the cost that would be incurred by the NEO in obtaining individual benefits equivalent to the NCM, Inc. employee benefit plan or program that the NEO was participating in on the effective date of the termination for a period of up to one year.

(5)Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the plan, the NEO’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the NEO for good reason, both as defined in the plan, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Pursuant to the restricted stock agreements, in the case of involuntary terminations without cause, death and disability, each NEO would retain a prorated amount of shares of TBRS and PBRS equivalent to time employed during the vesting period. The retained shares would vest upon termination in the case of TBRS and upon the achievement of performance conditions in the case of PBRS. Amounts are based on the closing stock price, $3.72 per share, on December 31, 2020. Pursuant to the stock option agreements, in the case of involuntary terminations without cause Mr. Mark’s vested stock options would expire after 90 days and Mr. Lesinski’s vested stock options would expire after 180 days. Vested stock options would expire after twelve months in the case of death or disability for either NEO. Mr. Lesinski’s unvested options would be forfeited on the termination date in the case of death or disability but will vest equal to the portion of the vesting period he served in his role as CEO in the case of termination without cause.
EMPLOYMENT AGREEMENTS
The following provides a discussion of the employment agreements among NCM, Inc. and our NEOs. Our Compensation Committee believes these employment agreements are consistent with the standard in our industry for senior executives. The agreements provide for payments and benefits if each executive’s employment with the Company and its affiliates is terminated (i) without cause (as defined in the agreements), (ii) for good reason (as defined in the agreements), (iii) without cause or good reason three months prior to or within one year following a change of control (as defined in the agreements), (iv) in the event of death, and (v) in the event of disability. See “Potential Payments Upon Termination or Change in Control” for additional information about such payments and benefits.
Thomas F. Lesinski
Mr. Lesinski’s employment agreement provides that he will serve as Chief Executive Officer of NCM, Inc. The employment agreement became effective August 2, 2019 and shall expire on the earlier of (i) August 2, 2022 or (ii) the termination of Mr. Lesinski's employment under the agreement. The employment agreement provides for an initial annual base salary of $750,000, subject to annual increases at the discretion of our Board based on previous year performance, market conditions and other factors deemed relevant by our Board. Mr. Lesinski’s base salary remained unchanged by the Board for 2020 and 2021. In addition to base salary, Mr. Lesinski is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee at a target and maximum of 100% of base salary. Mr. Lesinski shall also have the opportunity to receive long-term incentive awards of at least $1,000,000 based on the achievement of certain goals as determined by our Compensation Committee with at least 50% of such amount to be granted in the form of restricted stock and no more than 50% of such amount to be granted in the form of stock options.
If Mr. Lesinski's employment is involuntarily terminated by the Company subsequent to August 2, 2020, he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus. If Mr. Lesinski's employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the first payroll that occurs after the 55th day following the effective date of such termination he will receive a lump sum cash payment in an amount equal to 200% of his annual base salary plus 200% of the target bonus, payable in equal installments over a 12-month period. For up to 12 months following any such termination of employment, the Company will pay Mr. Lesinski an amount equal to 100% of the monthly premium paid by Mr. Lesinski for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during his employment and for a one-year period following employment, Mr. Lesinski has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Lesinski has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.
Clifford E. Marks
Mr. Marks’s employment agreement provides that he will serve as the President of Sales & Marketing of NCM, Inc. Mr. Marks was promoted to President in May 2016. Mr. Marks also served as our Interim Chief Executive Officer, in addition to his role as President, from November 5, 2018 to August 2, 2019 when Mr. Lesinski was appointed as our Chief Executive Officer. Mr. Marks's employment agreement is effective May 8, 2015 through December 31, 2021, its automatic renewal date, and will continue to be automatically renewed for one year on each December 31 unless notice of termination is given by either party. Under this agreement, our Compensation Committee set Mr. Marks’s base salary at $911,232 effective February 2020. Mr. Mark’s base salary remained unchanged by the Compensation Committee for 2021. Our Compensation Committee will review Mr. Marks’s salary at least annually. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee.

Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event longer than 12 months), Mr. Marks has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law. If Mr. Marks’s employment is involuntarily terminated by the Company, he will receive his base salary for 12 months at the rate in effect on the date of his termination, plus an amount equal to the most recent annual bonus awarded to him under the employment agreement. For up to 12 months following any such termination of employment, Mr. Marks shall be entitled to continue to participate in all employee benefits or programs in which he was participating as of the date of termination.
Scott D. Felenstein
Mr. Felenstein’s employment agreement provides that he will serve as Chief Revenue Officer of NCM, Inc. The original employment agreement was effective April 24, 2017 and after being extended, expires on April 30, 2021. The employment agreement provides for an annual base salary, subject to annual increases at the discretion of our Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by our Compensation Committee. Our Compensation Committee set Mr. Felenstein’s base salary at $530,714 effective January 2020. Mr. Felenstein’s base salary remained unchanged by the Compensation Committee for 2021. In addition to base salary,

Mr. Felenstein is eligible to receive an annual cash bonus pursuant to the Company’s annual non-equity incentive plan based upon attainment of performance goals determined by our Compensation Committee at a target of 75% of base salary and long-term incentive awards as determined by the Board.
If Mr. Felenstein’s employment is involuntarily terminated by the Company, on the first payroll that occurs after the 55th day following the effective date of such termination he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period. If Mr. Felenstein’s employment is involuntarily terminated during the 12-month period following a change of control (as defined in the agreement), on the first payroll that occurs after the 55th day following the effective date of such termination he will receive an amount equal to 100% of his annual base salary plus 100% of the target bonus, payable in equal installments over a 12-month period, and Mr. Felenstein will vest in full in any unvested shares of his initial sign-on equity grant. For up to 12 months following any such termination of employment, the Company will pay Mr. Felenstein an amount equal to 100% of the monthly premium paid by Mr. Felenstein for COBRA coverage under the Company’s group health and dental plans. Under the agreement, during his employment and for a one-year period following employment, Mr. Felenstein has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Felenstein has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.
NON-EMPLOYEE DIRECTOR COMPENSATION
Non-Employee Directors
For our 2020 fiscal year, the base retainers and meeting fees for our directors who were not our employees, employees of our founding members, or employees of Standard General (“non-employee directors”) are as follows. Beginning with the second quarter of 2020, the Company reduced the retainers listed below by 20% as one of the Company's cash preservation measures implemented in response to the COVID-19 pandemic.

$90,000 per annum	Retainer for non-employee director
$350,000 per annum	Retainer for serving as Non-Employee Chairman
$25,000 per annum	Additional retainer for serving as Chairman of the Audit Committee
$19,000 per annum	Additional retainer for serving as Chairman of the Compensation Committee
$15,000 per annum	Additional retainer for serving as Chairman of the Nominating and Governance Committee
$13,000 per annum	Additional retainer for serving as a member of the Audit Committee
$12,500 per annum	Additional retainer for serving as a member of the Compensation Committee
$10,000 per annum	Additional retainer for serving as a member of the Nominating and Governance Committee
$1,750 per meeting	Fee for attending meetings of a special committee
Non-Employee Chairman Cash Retainers. This compensation for the chairman is inclusive of all committee chair and member fees and was reviewed by the Nominating and Governance Committee, with the assistance of FW Cook, and approved by the Board.
Restricted Stock Units. Non-employee directors serving on the Board as of the annual grant date of January 22, 2020, other than our Non-Employee Chairman, received a grant of 14,844 RSUs at $7.41 per share. Mr. Segall, the Non-Employee Chairman received a grant of 7,708 RSUs at $2.71 per share on July 29, 2020. This grant is equal to the Non-Employee Chairman grant of $50,000 prorated from the date of grant through the end of the Company's fiscal year. Mr. Segall received an additional RSU grant in January of 2021 and is expected to receive his annual grants in January in the future. On August 19, 2020, Ms. Hill received a grant prorated from the date she was appointed to the Board through the end of the Company's fiscal year, or 12,693 RSUs at $3.13 per share. Each of the RSUs vested on February 22, 2021 and had a value of $4.67 per share based on the closing price of the Company’s common stock on the vesting date, with the exception of the RSU grants to David R. Haas which vested upon his death on March 28, 2020 and had a value of $3.07 per share. The RSUs were settled in shares of the Company’s common stock. The RSU awards include the right to receive dividend equivalents, subject to vesting.
We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our Board of Directors.
    2021 Non-Employee Director Compensation. In October 2020, our Nominating and Governance Committee considered 2021 compensation for non-employee directors and recommended no change to the value of RSU grants or to non-employee directors' retainers and fees.
Stock in Lieu of Cash Compensation. Beginning with the first quarter of 2021 and in an effort to further preserve cash, non-employee directors may elect to receive shares of the Company’s common stock in lieu of all or a portion of their cash compensation (i.e. base retainers and meeting fees) on a quarterly basis. A director can make the election to receive stock for the first and second quarter of 2021 during the seven calendar day period following the end of the 2020 year-end black-out period and for the third and fourth quarter of 2021 during the seven calendar day period immediately prior the start of the respective quarter-end blackout period. The portion of his or her quarterly cash compensation designated by the director will then be converted into a number of shares of the Company’s common stock utilizing the fair market value of the common stock on the seventh calendar day of the respective election period. Once an election is made with respect to a particular calendar quarter, it may not be withdrawn or substituted.
Employee Directors
Our employees, employees of our founding members, and employees of Standard General who also serve as directors receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation from us for their service as our directors or members or chair of committees.
FISCAL 2020 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
Lawrence A. Goodman	$98,175	$109,994	$—	$208,169
David R. Haas (3)	$31,250	$109,994	$—	$141,244
Kurt C. Hall	$76,500	$109,994	$—	$186,494
Juliana F. Hill	$33,212	$39,729	$—	$72,941
Donna Reisman	$101,150	$109,994	$—	$211,144
Mark B. Segall	$297,500	$20,889	$—	$318,389

(1)The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2020 Director Compensation Table above. All of the Fees Earned or Paid in Cash were reduced by 20% beginning in April 2020.

Name	Annual Retainer		Committee Chair Retainer		Committee Member Retainer		Total Fees Earned or Paid in Cash
Lawrence A. Goodman	$76,500		$—		$21,675		$98,175
David R. Haas	$22,500	(a)	$6,250	(a)	$2,500	(a)	$31,250
Kurt C. Hall	$76,500		$—		$—		$76,500
Juliana F. Hill	$27,162	(a)	$3,450	(a)	$2,600	(a)	$33,212
Donna Reisman	$76,500		$16,150		$8,500		$101,150
Mark B. Segall	$297,500		$—		$—		$297,500

(a)	These payments have been prorated for the portion of the fiscal year the individual served the respective position.
(2)The amounts represent the aggregate grant date fair value of the restricted stock unit awards as computed under ASC 718 and do not represent cash payments made to the individuals or amounts realized. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of these awards, please see Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 4, 2021. The grant date fair value of the awards was $7.41 per share, except for Mr. Segall's non-employee chairman award which had a grant date fair value of $2.71 and Ms. Hill's award which had a grant date fair value of $3.13.
(3)Mr. Haas unexpectedly died on March 28, 2020 and received compensation for his services as a director for the portion of 2020 he served on the Board of Directors.
The RSUs are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2020 Director Compensation Table above and outstanding stock awards at December 31, 2020.

	Fiscal 2020 Grants			Outstanding Equity Awards at December 31, 2020
Name	Grant Date	Number of RSUs	Grant Date Fair Value of Stock Awards (a)	Number of RSUs That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (b)
Lawrence A. Goodman	1/22/2020	14,844	$109,994	14,844	$55,220
David R. Haas	1/22/2020	14,844	$109,994	—	$—
Kurt C. Hall	1/22/2020	14,844	$109,994	14,844	$55,220
Juliana F. Hill	8/19/2020	12,693	$39,729	12,693	$47,218
Donna Reisman	1/22/2020	14,844	$109,994	14,844	$55,220
Mark B. Segall	7/29/2020	7,708	$20,889	7,708	$28,674

(a)Calculated in accordance with ASC Topic 718 as described in footnote (1) to the Fiscal 2020 Director Compensation Table above and based on a stock price of $7.41, except for Mr. Segall's non-employee chairman award which had a grant date fair value of $2.71 and Ms. Hill's award which had a grant date fair value of $3.13.
(b)Amounts are based on the closing stock price, $3.72 per share, on December 31, 2020.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of December 31, 2020, information for all equity compensation plans under which our equity securities were authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	4,123,574	(1)	$11.63	(2)	6,953,575	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	4,123,574		$11.63		6,953,575

(1)Includes 2,522,322 stock option grants; 1,132,749 restricted stock units; 117,715, 179,208, and 171,581 for additional shares for the 2020, 2019, and 2018 PBRS grants, respectively, that may be issued assuming the highest level of performance is achieved (150%). Actual results could vary from estimates, especially in the later years included in the three-year projections.
(2)Restricted stock awards and restricted stock units are excluded as there is no exercise price for these awards.
(3)Represents remaining shares of our common stock available for issuance under the Equity Incentive Plan.
The Equity Incentive Plan was approved by our stockholders on April 28, 2020.

PROPOSAL NO. 2:
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, stockholders are being asked to approve, on an advisory basis, the Company’s executive compensation, also known as “say-on-pay.” We currently hold this vote annually. This non-binding advisory approval of the Company’s executive compensation considers the information in this proxy statement included in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosures.
Our Compensation Committee believes that the Company’s compensation policies and procedures, including the actions taken in response to the COVID-19 pandemic, are aligned with the short and long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent who are critical to our long-term growth and profitability. A significant portion of the compensation of our NEOs is tied closely to the financial performance of the Company (in 2020 approximately 42% of total compensation, assuming 100% achievement of targets, and approximately 20% of total compensation, based upon actual 2020 performance bonuses and salaries paid), thus aligning our officers’ interests with those of our stockholders, including the annual performance bonus and equity incentives (refer to “Compensation Discussion and Analysis – Pay-for-Performance Alignment”). Under these programs, we provide our executives with incentives to achieve specific annual and long-term company performance goals established by our Compensation Committee. Our Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices and do not encourage excessive risk-taking.
Because your approval is advisory, it will not be binding on either our Board of Directors or the Company. However, our Compensation Committee and Board value the opinions of our stockholders and will take into account the result of the vote on this proposal when considering future executive compensation arrangements.
Our stockholders have the opportunity to vote, on an advisory basis, for the following resolution at our Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement is hereby APPROVED.”
Vote Required
Approval of the foregoing resolution by our stockholders, on an advisory basis, requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this Proposal No. 2.
Recommendation
Our Board of Directors recommends that stockholders vote FOR Proposal 2, and approve, on an advisory basis, the Company’s executive compensation program, as presented in this proxy statement.

PROPOSAL NO. 3:
RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by our Audit Committee of the firm Deloitte & Touche LLP as independent auditors to audit our financial statements for the 2021 fiscal year ending December 30, 2021, and to perform other approved accounting services.
Ratification by our stockholders of the selection of Deloitte & Touche LLP as our independent auditors is not required by applicable law, our certificate of incorporation, our bylaws or otherwise. However, our Board of Directors considers the selection of our independent auditors to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent auditors, our Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.
Fees Paid to Independent Auditors
We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2020 and 2019, the following amounts:

	2020	2019
Audit Fees (1)	$996,908	$1,040,095
Audit Related Fees	—	—
Total Audit and Related Fees	996,908	1,040,095
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$996,908	$1,040,095

(1)In 2020, audit fees included $40,000 of fees for the issuance of consents in connection with registration statement filings. In 2019, audit fees included $106,335 of fees for the issuance of consents and comfort letters in connection with registration statement filings and debt offerings.
Pre-Approval Policies and Procedures
All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by our Audit Committee in advance, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit. Our Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our initial public offering in February 2007, all of our independent auditors’ services were pre-approved by our Audit Committee.
Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to approve Proposal No. 3.
Recommendation
Our Board of Directors recommends that stockholders vote FOR Proposal No. 3.

AUDIT COMMITTEE REPORT
The charter of our Audit Committee specifies that the purpose of the Committee is to assist our Board in the oversight of management’s processes and activities relating to the following:

•maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;
•the independent auditor’s qualifications and independence;
•the performance of our internal audit function and independent auditor; and
•confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.
As part of fulfilling its responsibilities, our Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 31, 2020 with management and discussed those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC, as well as all other matters required to be discussed with Deloitte & Touche LLP, our independent registered public accounting firm. Our Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with our Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.
Based upon our Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, our Audit Committee recommended that our Board of Directors include the audited consolidated financial statements for the fiscal year ended December 31, 2020 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.
Juliana F. Hill, Chair
Lawrence A. Goodman
Kurt C. Hall
Mark B. Segall

VOTING SECURITIES AND PRINCIPAL HOLDERS
Beneficial Ownership
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 8, 2021, the percentage of beneficial ownership for NCM, Inc. is based on 79,349,155 shares of common stock outstanding (including unvested restricted stock). Unless indicated below, the address of each individual listed below is 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111. The following table sets forth information regarding the beneficial ownership of our common stock as of March 8, 2021, by:

•each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;
•each of our named executive officers (“NEOs”);
•each of our directors and nominees for director; and
•all current directors and executive officers as a group.

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	NCM LLC Common Membership Units (1)	Percent of NCM, Inc. Common Stock
Five Percent Stockholders
Regal Entertainment Group and Affiliates (“Regal”) (2)	—	42,290,694	34.8%
Cinemark Holdings, Inc. and Affiliates (“Cinemark”) (3)	—	40,850,068	34.0%
Standard General L.P. (4)	19,417,990		24.5%
T. Rowe Price Associates, Inc. (5)	6,334,864		8.0%
Wasatch Advisors, Inc. (6)	4,885,014		6.2%
BlackRock, Inc. (7)	4,523,672		5.7%
Directors and Executive Officers
Thomas F. Lesinski (8)	351,109		*
Clifford E. Marks (9)	436,093		*
Scott D. Felenstein	171,234		*
Lawrence A. Goodman	98,257		*
David E. Glazek	—		*
Kurt C. Hall (10)	1,267,710		1.6%
Juliana F. Hill	12,693		*
Sarah Kinnick Hilty	87,831		*
Lee Roy Mitchell	—		*
Donna Reisman	16,863		*
Mark B. Segall	48,519		*
Renana Teperberg	—		*
Mark Zoradi	—		*
All current directors and executive officers as a group (13 persons) (11)	2,490,309		3.1%

*	Less than one percent
(1)NCM LLC common membership units are redeemable at any time at the option of the holder. Upon any redemption, we may choose whether to redeem the units for shares of our common stock on a one-for-one basis or for a cash payment equal to the market price of shares of NCM, Inc. common stock. If each member of NCM LLC were to choose to redeem all of its NCM LLC common membership units and we elected, as of March 8, 2021 to issue shares of NCM, Inc. common stock in redemption of all of the units, Regal would receive 42,290,694 shares of NCM, Inc. common stock and Cinemark would receive 40,850,068 shares of NCM, Inc. common stock. These share amounts would represent 26.0%, and 25.1%, respectively, of our outstanding common stock, assuming that all of the NCM LLC units held by these NCM LLC members are converted into our common stock.
(2)Includes Regal Entertainment Group, Regal Entertainment Holdings, Inc., Regal Cinemas Corporation, Regal Cinemas, Inc., Regal CineMedia Holdings, LLC and Regal CineMedia Corporation at 101 East Blount Avenue, Knoxville, Tennessee 37920 and Cineworld Group plc at 8th Floor, Vantage London, Great West Road, Brentford, United Kingdom TW8 9AG. Represents beneficial ownership as of March 26, 2020 based on the Schedule 13D/A filed on March 30, 2020.
(3)Includes Cinemark Holdings, Inc., Cinemark USA Inc. and Cinemark Media, Inc. The address of these stockholders is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Represents beneficial ownership as of March 26, 2020 based on the Schedule 13D/A filed on March 27, 2020.
(4)The address of this stockholder is 767 Fifth Avenue, 12th Floor, New York, New York 10153. Represents beneficial ownership as of August 5, 2020 based on the Form 4 filed on August 7, 2020.
(5)The address of this stockholder is 100 E. Pratt Street, Baltimore, Maryland 21202. Represents beneficial ownership as of December 31, 2020 based on the Schedule 13G filed on February 16, 2021. The stockholder reported sole voting power over 1,429,739 shares of NCM, Inc. common stock, sole dispositive power over 6,334,864 shares of NCM, Inc. common stock, and no shared voting power or shared dispositive power over any shares of NCM, Inc. common stock.
(6)The address of this stockholders is 505 Wakara Way, Salt Lake City, UT 84108. Represents beneficial ownership as of December 31, 2019 based on the Schedule 13G filed on February 9, 2021.
(7)The address of this stockholder is 55 East 52nd Street, New York, New York 10055. Represents beneficial ownership as of December 31, 2020 based on the Schedule 13G/A filed on January 29, 2021. The stockholder reported sole voting power over 4,453,799 shares of NCM, Inc. common stock, sole dispositive power over 4,523,672 shares of NCM, Inc. common stock, and no shared voting power or shared dispositive power over any shares of NCM, Inc. common stock.
(8)Includes 216,732 stock options that were vested and exercisable within 60 days of March 8, 2021.
(9)Includes 79,202 stock options that were vested and exercisable within 60 days of March 8, 2021.
(10)Includes 566,341 stock options that were vested and exercisable within 60 days of March 8, 2021.
(11)Includes 862,275 stock options that were vested and exercisable within 60 days of March 8, 2021.
Share Ownership, Anti-Hedging, Anti-Pledging and Clawback Policies
We have adopted share ownership guidelines, an anti-hedging policy, an anti-pledging policy and a clawback policy, which are discussed in further detail in “Compensation Discussion and Analysis.”
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
General
Before the completion of our initial public offering (“IPO”) in February 2007, NCM LLC was wholly owned by the founding members. After the IPO, NCM LLC was owned by us and the founding members. In connection with the IPO, we entered into several agreements to define and regulate the relationships among us, NCM LLC and the founding members. As of December 31, 2020, NCM, Inc. owned approximately 48.0% of the outstanding common membership units in NCM LLC, and Regal, Cinemark and AMC collectively owned approximately 52.0% of the outstanding common membership units in NCM LLC. NCM, Inc. is the sole managing member of NCM LLC.
Further transactions between NCM, Inc. and our founding members, if any, have been and will continue to be approved by our Audit Committee, which is composed of independent members of our Board of Directors, or another committee comprised entirely of independent members of our Board. Our Audit Committee charter authorizes our Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.
On July 5, 2018, AMC sold 100.0% of its remaining NCM LLC membership units to Regal and Cinemark. Following the sale, AMC remains a party to the Exhibitor Services Agreement ("ESA"), Common Unit Adjustment Agreement, Tax Receivable Agreement ("TRA") and certain other original agreements which are discussed further below. As such, AMC will continue to participate in the annual common unit adjustment, receive TRA payments, receive theater access fee payments, and make payments under the beverage concessionaire agreements, among other things. Further, the sale does not impact future integration payments and other encumbered theater payments owed to NCM LLC by AMC. AMC received 1,390,566 NCM LLC membership units pursuant to the 2019 common unit adjustment in March 2020 and is currently a member under the terms of the NCM LLC Operating Agreement and received available cash distributions or allocation of earnings and losses in NCM LLC during the year ended December 31, 2020.

Transactions with Founding Members
Exhibitor Services Agreements
In connection with the IPO, NCM LLC and each of AMC, Cinemark and Regal executed an amended and restated ESA, effective as of February 13, 2007, which replaced the exhibitor services agreements previously in effect. In connection with the sale of the Fathom Events business, on December 26, 2013, NCM LLC and each of AMC, Cinemark and Regal amended and restated the ESAs to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business. In November 2019, NCM LLC and each of Cinemark and Regal amended the ESAs to extend the terms of the ESAs and modify the program distributed by NCM LLC through its Digital Content Network for exhibition in Cinemark and Regal theaters (the “2019 ESA Amendments”). Certain basic terms of the ESAs are discussed below:
Advertising Services. Under the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theaters (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members). Following the 2019 ESA Amendments, the ESAs with Regal and Cinemark have a term of 34 years from the completion of the IPO, and the ESA with AMC has a term of 30 years from the completion of the IPO, in each case with a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable founding member on terms equivalent to those offered by a third-party.
The advertising services include the on-screen advertising of the Noovie pre-show, use of the lobby entertainment network or LEN and lobby promotions. The pre-show is generally 20 to 30 minutes long. Beginning on November 1, 2019 in accordance with the 2019 ESA Amendments, NCM LLC is entitled to display up to five minutes of the Noovie pre-show after the advertised showtime of a feature film and an additional single unit that is either 30 or 60 seconds of the Noovie pre-show in the trailer position directly prior to the “attached” trailers preceding the feature film (the “Platinum Spot”) in Cinemark and Regal theaters. The “attached” trailers are those provided by studios to Cinemark and Regal that are with the feature film, which is at least one trailer, but sometimes two trailers. The amount of time included in the Noovie pre-show displayed prior to showtime will be reduced by the sum of five minutes plus the aggregate length of time of any Platinum Spot.
The Noovie pre-show includes up to two minutes for the founding members to be used to promote various activities associated with operation of the theaters, including concessions, ticketing partners, gift card and loyalty programs, founding member special events and vendors of non-film related services provided to theaters, only if the promotion is incidental to the vendor’s service (called theater advertising). Under the ESAs, up to 90 seconds of the Noovie program can be sold to NCM LLC’s founding members to satisfy their on-screen advertising commitments under their beverage concessionaire agreements. During 2019, we sold 60 seconds to Regal and Cinemark. In accordance with the 2019 ESA Amendments beginning in 2020, the annual cost per thousand (“CPM”) charged to Regal and Cinemark increases at a fixed rate of 2.0%. Prior to the 2019 ESA Amendments in 2019, the CPM was priced equal to the greater of (1) the advertising CPM charged by NCM LLC in the previous year for the time sold to the founding member beverage supplier and (2) the advertising CPM for the previous year charged by NCM LLC to unaffiliated third parties during segment one (closest to showtime) of the Noovie pre-show in the founding member’s theaters, limited to the highest advertising CPM being then-charged by NCM LLC pursuant to the ESAs.
In the lobby, the founding members are required to provide a specified number of LEN screens according to the number of auditoriums in the theater. The founding members have the right to install additional screens in their theater lobbies, but these screens can only be used for limited strategic programs, described below, concessions and theater advertising. NCM LLC’s founding members may conduct a limited number of lobby promotions at no charge in connection with the promotion of motion pictures and their strategic programs; however, such activities do not reduce the lobby promotions inventory available to us.
Payments. In consideration for access to the founding members’ theater attendees for on-screen advertising and use of the founding members’ theaters for the LEN and lobby promotions, the founding members receive a monthly theater access fee. The theater access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which may be adjusted for any advertising exhibited by some, but not all, theaters or founding members because of content objections or technical capacity. The theater access fee paid to founding members included an additional fee for digital cinema systems connected to our advertising network. The payment per theater patron increases by 8% every five years with the next such increase occurring in 2022. The payment per digital screen and for the digital cinema systems increases annually by 5%.
Pursuant to the 2019 ESA Amendments, Cinemark and Regal each received an additional monthly theater access fee beginning November 1, 2019 in consideration for NCM LLC's access to certain on-screen advertising inventory after the advertised showtime of a feature film. These fees are also based upon a fixed payment per patron beginning at $0.025 per patron on November 1, 2019, (ii) $0.0375 per patron beginning on November 1, 2020, (iii) $0.05 per patron beginning on November 1, 2021, (iv) $0.052 per patron beginning on November 1, 2022 and (v) increasing 8% every five years beginning November 1, 2027.

In 2020, theater access fees were not incurred when theaters were temporarily closed in response to the COVID-19 pandemic and attendance-based fees were reduced for the period of the year that attendance was lower than historical levels. The theater access fee and revenue share aggregate payments to related parties totaled $16.0 million for the year ended December 31, 2020 as compared to $56.6 million for the year ended December 26, 2019. Also, in 2020, total revenue from related parties related to beverage concessionaire agreements totaled $4.9 million as compared to $23.0 million in 2019.
Net Payments to Related Parties. In 2020 the net payments to each related party for theater access fees and revenue share and payments for use of their screens, less the purchase from NCM LLC of advertising under the founding member’s beverage concessionaire agreements were $11.1 million to Regal and Cinemark as compared to $29.1 million in 2019. As of December 31, 2020 and December 26, 2019, amounts payable to Regal and Cinemark were $1.9 million and $36.8 million, respectively. These amounts are net of integration payments due from the founding members and the 2020 amount does not include any available cash distributions as available cash was negative for the second, third, and fourth quarter of 2020 due to the impact of the COVID-19 pandemic on NCM LLC's operations. Refer to the ‘Common Unit Adjustment Agreement’ section for further discussion of the nature and magnitude of these payments in 2020 and 2019.
NCM LLC Operating Agreement
NCM, Inc., AMC, Cinemark and Regal executed the NCM LLC third amended and restated limited liability company operating agreement, effective as of February 13, 2007, which was amended on March 16, 2009 (to permit NCM LLC to provide advertising to a variety of out-of-home advertising venues), on August 6, 2010 and September 3, 2013 (in each case, to modify the timing of written notice should a founding member desire to exercise its option to redeem common membership units), and on January 23, 2019 (to update the member's rights following changes within the tax partnership rules). Certain basic terms of the restated operating agreement are as follows:
Manager of NCM LLC. NCM, Inc. is a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. controls all of the day to day business affairs and decision-making of NCM LLC through our officers and directors without the approval of any other member. Furthermore, we cannot be removed as manager of NCM LLC. As long as we are the manager of NCM LLC, unless the founding members approve, our business will be limited to owning and managing the common units, managing the business of NCM LLC, fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “– Transactions with NCM LLC – Management Services Agreement” below or as otherwise approved by the members under the restated operating agreement.
Issuance of Units upon Exercise or Vesting of Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation, we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2020 and 2019, we acquired 471,832 and 395,470 units, respectively, due to vesting of restricted stock and restricted stock units.
Founding Member Approval Rights. If any director designee to our Board of Directors designated by NCM LLC’s other members, Regal and Cinemark, under the Director Designation Agreement, described below, is not appointed to our Board, nominated by us or elected by our stockholders, as applicable, then each of the other members (so long as such other member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve certain actions of NCM LLC as identified in the restated operating agreement. AMC is currently a member under the terms of the NCM LLC Operating Agreement and no longer a founding member for purposes of this agreement, and thus, no longer has such approval rights.
Distributions. We are required to make mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly. In 2020 and 2019, available cash distributions to related parties totaled $8.4 million and $148.8 million, respectively. Of that amount in 2020, the portion payable to NCM, Inc., Regal and Cinemark totaled $4.1 million, $2.2 million, and $2.1 million, respectively. Of that amount in 2019, the portion payable to NCM, Inc., Regal and Cinemark totaled $72.5 million, $39.1 million, and $37.2 million, respectively. Due to the adverse impacts of the COVID-19 pandemic on the Company’s operations, the mandatory distributions of available cash by NCM LLC to its related party founding members and NCM, Inc. for the second quarter of 2020, third quarter of 2020 and fourth quarter of 2020 were calculated as negative $85.2 million (including negative $21.6 million for Cinemark, negative $22.4 million for Regal and negative $41.2 million for NCM, Inc.). Under the terms of the NCM LLC Operating Agreement, these negative amounts will be netted against future positive available cash distributions after the third quarter of 2022, contingent upon the Company's compliance with the covenants outlined below and in accordance with the NCM LLC Operating Agreement. Following the second amendment to NCM LLC’s credit agreement, NCM LLC may not make any available cash distributions to its members (AMC, Cinemark, Regal and NCM, Inc.) until after NCM LLC delivers its compliance certificate to the lenders for the third quarter of 2022. After the delivery of the compliance certificate for the third quarter of 2022, NCM LLC may make available cash distributions to its members so long as NCM LLC’s consolidated net senior secured leverage ratio is equal to or less than 4.00 to 1.00, outstanding loans under the revolving credit facility are equal to or less than $39.0 million and no default or event of default under the Credit Agreement has occurred and is continuing.
Common Unit Redemption Right. Members have a redemption right to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted for certain events), or at our option, a cash payment equal to the market price of one share of our common stock. Under our amended and restated certificate of incorporation, upon the surrender of the NCM LLC common units, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption. AMC exercised the redemption right of an aggregate 200,000 common membership units in 2015, 15,600,000 common membership units in 2017 and 197,118 common membership units in 2019, whereby AMC surrendered 200,000, 15,600,000 and 197,118 common membership units, respectively, to NCM LLC for cancellation. The Company contributed an aggregate of 200,000, 15,600,000 and 197,118 shares of its common stock to NCM LLC in exchange for a like number of newly issued common membership units. NCM LLC then distributed the shares of common stock to AMC to complete the redemptions. There were no redemptions in 2020.
Common Unit Adjustment Agreement
NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the common unit adjustment agreement, effective as of February 13, 2007. The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theater or opening of a newly constructed theater (subject to certain exceptions). Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theater (subject to certain exceptions).
NCM LLC adjusts its membership units annually, except that an earlier adjustment will occur for a founding member if it acquires or disposes of theaters, in a single transaction or cumulatively that will result in a change of two percent or more in the total annual attendance of all founding members (called an extraordinary attendance increase or decrease). The changes in annual attendance are calculated based on attendance at the relevant theaters during the prior twelve fiscal months; however, if an acquired theater has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theater, with a subsequent adjustment for the actual attendance.
During the first quarter of 2020 and the first quarter of 2019, NCM LLC issued 3,022,959 and 1,044,665 common membership units to its founding members for the rights to exclusive access to the theater screens and attendees added, net of dispositions by the founding members to NCM LLC’s network during the 2019 fiscal year and 2018 fiscal year, respectively.
If an existing on-screen advertising agreement with an alternative provider is in place with respect to any acquired theaters, the founding members may elect to receive common membership units related to those encumbered theaters in connection with the common unit adjustment. If the founding members make this election, then they are required to make payments on a quarterly basis in arrears in accordance with certain run-out provisions pursuant to the ESAs (“integration payments”). Founding members may also elect to delay receipt of the common unit membership units until such time as the acquired theaters are no longer encumbered and the theaters then join NCM LLC’s network. Because the AMC Carmike Cinemas, Inc. (“Carmike”) and Cinemark Paragon theaters were subject to an existing on-screen advertising agreement with an alternative provider during 2020, and AMC and Cinemark elected to receive common membership units, AMC and Cinemark will make integration payments to NCM LLC. The integration payments will continue until the earlier of (i) the date the theaters are transferred to NCM LLC’s network or (ii) the expiration of the ESA. Integration payments are calculated based upon the advertising cash flow that the Company would have generated if it had exclusive access to sell advertising in the theaters with pre-existing advertising agreements. The ESA additionally entitles NCM LLC to payments related to the founding members’ on-screen advertising commitments under their beverage concessionaire agreements for encumbered theaters (“encumbered theater payments”). These payments are also accounted for as a reduction to the intangible asset. If common membership units are issued to a founding member for newly acquired theaters that are subject to an existing on-screen advertising agreement with an alternative provider, the amortization of the intangible asset commences after the existing agreement expires and NCM LLC can utilize the theaters for all of its services. During the years ended December 31, 2020 and December 26, 2019, the Company recorded a reduction to net intangible assets of $1.4 million and $22.3 million related to these Carmike, Rave and Paragon integration and encumbered theater payments, respectively. During the year ended December 31, 2020 and December 26, 2019, AMC and Cinemark paid a total of $9.8 million and $21.7 million, respectively, related to the integration and other encumbered theater payments (as payments are made one quarter and one month in arrears, respectively).

Tax Receivable Agreement
NCM, Inc., NCM LLC, AMC, Cinemark, and Regal executed the tax receivable agreement, effective as of February 13, 2007, as amended on April 29, 2008 to permit NCM, Inc. to make estimated payments to each of the founding members or ESA parties.
The tax receivable agreement provides for the effective payment by us to the founding members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the tax receivable agreement. These tax benefit payments are not conditioned upon one or more of the founding members maintaining a continued ownership interest in either NCM LLC or NCM, Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.
Under the tax receivable agreement, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement generally applies to our taxable years up to and including the 30th anniversary date of our IPO and will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the tax receivable agreement may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the founding members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the revenue sharing agreement.
Although the actual timing and amount of any payments that may be made under the tax receivable agreement varies depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our founding members, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the founding members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the tax receivable agreement, and if such challenge were ultimately upheld, the terms of the tax receivable agreement require the founding members to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a founding member is unable to make a timely repayment to us under the terms of the tax receivable agreement, we will have the ability to cause NCM LLC to offset against payments owed to the founding member. The repayment obligation is a several liability of each founding member and not a joint liability among the founding members.
As of December 31, 2020 we had a balance recorded for the payable to our related parties under the tax receivable agreement of approximately $24.3 million, of which the Company expects to make $0.6 million in payments during 2021 related to the final payment for the 2019 taxable year. The Company does not expect to make a payment for the 2020 taxable year in 2021 as the net operating loss generated during the year ended December 31, 2020 exceeds the gross deductions related to the tax receivable agreement for the year ended December 31, 2020. As of December 26, 2019 we had a balance recorded for the payable to our related parties under the tax receivable agreement of approximately $143.8 million. In 2020, pursuant to the terms of the tax receivable agreement, we made payments to Cinemark and Regal of $3.2 million and $5.8 million, respectively, which were for the 2019 tax year. In 2019, we made payments to Cinemark and Regal of $6.7 million and $3.7 million, respectively, which were for the 2018 tax year.
Software License Agreement
NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC, a company jointly owned by the founding members (“DCIP”), executed the Second Amended and Restated Software License Agreement effective as of February 13, 2007 (the “license agreement”). Certain basic terms of the license agreement are discussed below:
AMC and RCM granted to NCM LLC an exclusive license (subject to certain exceptions) to identified technology for use in the United States with respect to the services provided under the ESAs. The founding members and DCIP each granted to NCM LLC a license, subject to certain limitations, to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs. NCM LLC granted to the founding members a license, subject to certain limitations, to any NCM LLC developments that existed at the IPO date based on licensed technology, solely for the founding members’ internal business purposes that are outside of the services that are defined in the ESAs (but not including digital cinema applications). NCM LLC granted DCIP a license, subject to certain exceptions, to any existing and future NCM LLC developments that may have digital cinema applications.

Director Designation Agreement
NCM, Inc., AMC, Cinemark and Regal executed the Director Designation Agreement effective as of February 13, 2007. AMC no longer has rights under this agreement.
So long as Regal or Cinemark, respectively, owns at least 5% of NCM LLC’s issued and outstanding common membership units, such founding member has the right to designate two nominees to our Board of Directors who are voted upon by our stockholders. At least one of the designees of such founding member must qualify as an “independent director” at the time of designation so that a majority of the members of our Board are “independent directors” under the Nasdaq rules. We have agreed to include each director designee in our Board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management for every meeting of our stockholders called with respect to the election of members of our Board, subject to certain exceptions.
If a vacancy occurs because of the death, disability, resignation or removal of a director designee, then our Board, or any Board committee, will not vote, fill the vacancy or take any action subject to the veto rights of the directors designated by Cinemark and Regal under our amended and restated certificate of incorporation until (i) the founding member has designated a successor director designee and our Board has appointed such successor director designee, (ii) the founding member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) the founding member has waived its rights to designate a successor director designee and has consented to our Board, or any Board committee, taking a vote on the specified actions prior to our Board filling the vacancy with a successor director designee.
Registration Rights Agreement
NCM, Inc., AMC, Cinemark and Regal executed the registration rights agreement effective as of February 13, 2007.
The registration rights agreement requires us to use our reasonable efforts to file a registration statement on the first business day after the one-year anniversary of the closing of our IPO to register all registrable securities held by the founding members that are not already registered, if necessary, and to file resale registration statements after that time for any additional registrable securities that we issue to any founding member in the future, within 20 days after such issuance. Additionally, we must maintain effectiveness of these mandatory registration statements until the earlier of the time when the founding members have disposed of all their registrable securities and the time when all registrable securities held by the founding members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the registration rights agreement.
Joint Defense Agreements
NCM, Inc., NCM LLC and the founding members from time to time may enter into a joint defense and common interest agreement, under which the parties agree to cooperate and share information in order to advance their shared interests in owning and operating NCM LLC.
Agreements with Founding Members—Services
In 2020 and 2019, NCM LLC incurred fees of approximately $0.7 million and $0.5 million to Cinemark and Regal for payments made to the founding members in the ordinary course of business, including the purchase of movie tickets, concession products, rental of theater space primarily for marketing to NCM LLC’s advertising clients and other advertising operating costs, respectively.
Other Transactions
Letter Agreement
Under the terms of the Letter Agreement, Standard General agreed to vote, until the end of the Standstill Period (defined below), (i) in favor of each director nominated and recommended by the Board for election at any meeting of the Company’s stockholders, (ii) in accordance with the recommendations by the Board on (A) certain routine proposals, including Proposal No. 3 relating to the ratification of the auditors and (B) all proposals of the type specified in Rule 14a-6(a)(5) as required by the terms of the Letter Agreement, and (iii) against any stockholder nominees not recommended by the Board and against any proposals or resolutions to remove members of the Board. Standard General also agreed, subject to certain limitations, to refrain from certain actions during the Standstill Period, including (A) engaging in any “solicitation” or otherwise become a “participant” in any contested solicitation as such terms are used in the proxy rules of the SEC; (B) submitting any stockholder proposal or any notice of nomination or other business for consideration to the Board; (C) seeking to acquire the Company or any of its material assets, or proposing mergers, acquisitions or other business combinations involving the Company; (D) acquiring additional shares of the Company’s common stock following which Standard General would economically own or have a total net long position greater than 30% of the Company’s outstanding common stock; and (E) certain other actions specified in the Letter Agreement.

The term “Standstill Period” means the period of time starting on the date of the Letter Agreement and ending 30 days prior to the deadline for stockholder nominations and proposals for the Company’s 2022 Annual Meeting of Stockholders, but in any event no later than February 28, 2022. However, Standard General may terminate the Standstill Period if any of its designees fail to be elected to the Board and the Board does not appoint such designees to the Board within the time periods specified in the Letter Agreement. In addition, the Standstill Period will be suspended at any time when Standard General’s aggregate beneficial ownership of the Company’s common stock falls below 7,900,361 shares (the “Minimum Ownership Level”), and in the event that Standard General subsequently acquires beneficial ownership of the Company’s common stock that exceeds the Minimum Ownership level, the Standstill Period shall resume, including all associated obligations and restrictions.
The Company agreed to nominate two individuals designated by Standard General for election at the Company’s 2019 Annual Meeting of Stockholders and at each subsequent annual meeting occurring during the Standstill Period, subject to the designees satisfying certain criteria. At the Company’s request, Standard General will cause its designees to resign from the Board if Standard General’s aggregate beneficial ownership of the Company’s common stock falls below the Minimum Ownership Level.
The Company agreed that the size of the Board will not exceed nine directors during the Standstill Period, subject to an increase only to appoint designees of Standard General that are not otherwise elected to the Board as set forth in the Letter Agreement. The Company further agreed that upon the request of Standard General, the Board will appoint a Standard General designee to serve as a member of any committee of the Board requested by Standard General other than the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, subject to certain limitations in the Letter Agreement. The Letter Agreement also provides that (i) that, during the standstill period the Board’s Audit Committee will include at least one director who is neither a designee of Standard General nor a designee of Cinemark or Regal pursuant to the Director Designation Agreement and (ii) that, during the Standstill Period, the Board will not take any action to further amend the Company’s Statement of Policy with Respect to Related Party Transactions.
Sale of Fathom Events Business to AC JV, LLC
On December 26, 2013, NCM LLC sold the Fathom Events business to AC JV, LLC owned 32% by each of the founding members and 4% by us. In consideration for the sale, NCM LLC received a total of $25.0 million in promissory notes from our founding members (one-third or approximately $8.3 million from each founding member). The notes bear interest at a fixed rate of 5.0% per annum, compounded annually. Interest and principal payments are due annually in six equal installments commencing on December 26, 2014. Due to the related party nature of the transaction, we formed a committee of independent directors that hired a separate legal counsel and an investment banking firm who advised the committee and rendered an opinion as to the fairness of the transaction. NCM LLC’s investment in AC JV, LLC was $0.7 million as of December 31, 2020 and $0.9 million as of December 26, 2019. During the years ended December 31, 2020 and December 26, 2019, NCM LLC received cash distributions from AC JV, LLC of $0.0 million and $0.4 million, respectively. During the years ended December 31, 2020 and December 26, 2019, NCM LLC recorded equity in losses of $0.2 million and equity in earnings of $0.4 million for AC JV, LLC, respectively. In connection with the sale, we entered into a transition services agreement and a services agreement.
Services Agreement with AC JV, LLC. NCM LLC entered into a services agreement with AC JV, LLC upon the closing of the sale of Fathom Events. The agreement grants AC JV, LLC advertising on-screen and on our LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom. In addition, the services agreement provides that we will assist with event sponsorship sales in return for a share of the sponsorship revenue. NCM LLC has also agreed to provide creative and media production services for a fee. The term of the agreement coincides with the ESAs, subject to certain exceptions.
Network Affiliate Transactions
NCM LLC paid a network affiliate owned by the daughter and son-in-law of Lee Roy Mitchell, a former director on the Company's Board of Directors, circuit share payments for advertising services of $0.4 million during the year ended December 31, 2020 and $0.6 million during the year ended December 26, 2019.
Transactions with NCM LLC
Management Services Agreement
On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement under which we provide certain management services to NCM LLC, including services typically provided by the individuals serving in the positions of chief executive officer, president, chief financial officer, and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in

NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan, the National CineMedia, Inc. 2016 Equity Incentive Plan and the National CineMedia, Inc. 2020 Omnibus Incentive Plan. Pursuant to this agreement, NCM LLC paid us approximately $8.4 million during 2020 and $12.6 million in 2019.
Review, Approval or Ratification of Transactions with Related Persons
Our written Statement of Policy with Respect to Related Party Transactions requires that transactions (i) of the type described in Section 144(a) of the Delaware General Corporation Law or (ii) otherwise involving us and in which a related party (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner of our common stock, or any immediate family member of any of the foregoing) has or will have a direct or indirect material interest and in which the aggregate amount involved will or may exceed $120,000 in any fiscal year, be approved by our Audit Committee or another committee of the Board composed solely of disinterested directors. In determining whether to approve, ratify or disapprove of the entry into a related party transaction, the reviewing committee considers all relevant material information and takes into account, among other factors, whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party, and whether there are any compelling business reasons for the Company to enter into the transaction and the nature of alternative transactions, if any. Certain transactions and relationships have been determined not to constitute related party transactions for purposes of the policy, including (a) executive officer compensation approved by our Compensation Committee or Board, (b) director compensation, (c) interests arising solely from ownership of our common stock and other stockholders have the same proportional interest, (d) certain interests arising from the related party’s position as a director, employee or beneficial owner of less than 10% of another company, (e) any transaction involving a related party where the rates or charges involved are determined by competitive bids, and (f) any indemnification and advancement of expenses provided by our governing documents or by agreement with the related party. Our certificate of incorporation also requires that the Board and a majority of the independent directors approve (i) any modification or amendment of an ESA, and (ii) the entry into or amendment of any other contract or transaction between us or NCM LLC, on the one hand, and a founding member, on the other hand, in each case when payments to or from us or NCM LLC resulting from the modification, amendment, contract or transaction could reasonably be expected to exceed $50,000.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Code of Conduct. Requests should be directed to us at 6300 South Syracuse Way, Suite 300, Centennial, Colorado 80111, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.ncm.com at the Investor Relations link. The information on our website is not incorporated into this proxy statement.
We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.ncm.com. We have established a confidential hotline and website to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such reports filed electronically with the SEC and on written information given to us by the reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2020, except that one Form 4 for Juliana F. Hill was filed one day late on August 24, 2020.
PROPOSALS OF STOCKHOLDERS
Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Stockholders wishing to include proposals in the proxy materials in relation to the 2022 annual meeting of stockholders must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 23, 2021. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our certificate of incorporation. If we are not notified of intent to present a proposal at our 2022 annual meeting of stockholders by February 6, 2022, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.
OTHER BUSINESS
No other business has been properly submitted for consideration at the Annual Meeting in the manner specified under our bylaws; therefore no other matters will be brought before the Annual Meeting.

BY THE BOARD OF DIRECTORS

Sarah Kinnick Hilty Executive Vice President, General Counsel and Secretary

NCM℠ NATIONAL CINEMEDIA

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Mark B. Segall	☐	☐	02 - David E. Glazek	☐	☐	03 - Lawrence A. Goodman	☐	☐
04 - Kurt C. Hall	☐	☐	05 - Juliana F. Hill	☐	☐	06 - Thomas F. Lesinski	☐	☐
07 - Donna Reisman	☐	☐	08 - Renana Teperberg	☐	☐	09 - Mark Zoradi	☐	☐

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2021 Annual Meeting Admission Ticket

2021 Annual Meeting of National CineMedia, Inc. Stockholders

May 5, 2021, 9:00 AM MT
6300 S. Syracuse Way, Suite 300
Centennial, CO 80111

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National CineMedia, Inc.

Notice of 2021 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 5, 2021

Sarah Kinnick Hilty and Thomas F. Lesinski, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National CineMedia, Inc. to be held on May 5, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the Board of Directors and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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